FIRST UNION CORPORATION
                             AND SUBSIDIARIES



                    Third Quarter Financial Supplement




                            THREE MONTHS ENDED
                            SEPTEMBER 30, 1994

                          FIRST UNION CORPORATION
                             AND SUBSIDIARIES

                    THIRD QUARTER FINANCIAL SUPPLEMENT
                   THREE MONTHS ENDED SEPTEMBER 30, 1994
                                (Unaudited)


TABLE OF CONTENTS

                                                         Page
Selected Financial Data. . . . . . . . . . . . . . . . .  1
Management's Analysis of Operations. . . . . . . . . . .  2
Consolidated Summaries of Income and Per Share Data. . .T-1
Noninterest Income . . . . . . . . . . . . . . . . . . .T-2
Noninterest Expense. . . . . . . . . . . . . . . . . . .T-2
Internal Capital Growth and Dividend Payout Ratios . . .T-3
Selected Quarterly Data. . . . . . . . . . . . . . . . .T-4
Growth through Acquisitions. . . . . . . . . . . . . . .T-5
Securities Available for Sale. . . . . . . . . . . . . .T-6
Investment Securities. . . . . . . . . . . . . . . . . .T-7
Loans. . . . . . . . . . . . . . . . . . . . . . . . . .T-8
Allowance for Loan Losses and Nonperforming Assets . . .T-9
Intangible Assets. . . . . . . . . . . . . . . . . . . .T-10
Southeast Banks Segregated Assets. . . . . . . . . . . .T-11
Allowance for Foreclosed Properties. . . . . . . . . . .T-12
Deposits . . . . . . . . . . . . . . . . . . . . . . . .T-13
Time Deposits in Amounts of $100,000 or More . . . . . .T-13
Long-Term Debt . . . . . . . . . . . . . . . . . . . . .T-14
Changes in Stockholders' Equity. . . . . . . . . . . . .T-15
Capital Ratios . . . . . . . . . . . . . . . . . . . . .T-16
Interest Rate Gap. . . . . . . . . . . . . . . . . . . .T-17
Off-Balance Sheet Derivative Financial Instruments . . .T-18
Off-Balance Sheet Derivatives-Expected Maturities. . . .T-20
Off-Balance Sheet Derivatives Activity . . . . . . . . .T-21
Net Interest Income Summaries
  Five Quarters Ended September 30, 1994 . . . . . . . .T-22
  Year-to-date September 30 and June 30, 1994;
     December 31 and September 30, 1993. . . . . . . . .T-24
Consolidated Balance Sheets
  Five Quarters Ended September 30, 1994 . . . . . . . .T-26
Consolidated Statements of Income. . . . . . . . . . . .T-27
Consolidated Statements of Cash Flows. . . . . . . . . .T-28

                    SELECTED FINANCIAL DATA


                                                   Three Months Ended       Nine Months Ended
                                                      September 30,           September 30,
Per Common Share Data                                 1994     1993          1994      1993


   Net income applicable to common stockholders        $1.35    1.12         3.94       3.61

   Cash dividends                                        .46     .40         1.26       1.10

   Book value                                          31.34   28.14        31.34       28.14

   Quarter-end price                                  $43.25   47.625       43.25       47.625

Financial Ratios

   Return on average assets (a)(b)                      1.31%   1.08         1.29        1.25

   Return on average common stockholders'
      equity (a)(c)                                    17.29   16.11        17.45       18.11

   Net interest margin(a)                               4.84    4.65         4.80        4.85

   Net charge-offs to average loans, net (a)             .38     .50          .31         .60

   Allowance for loan losses to:
      Loans, net                                        1.95    2.23         1.95        2.23
      Nonaccrual and restructured loans                  203     112          203         112
      Nonperforming assets                               154      85          154          85

   Nonperforming assets to loans, net and
      foreclosed properties                             1.26    2.60         1.26        2.60

   Stockholders' equity to assets                       7.57    7.08         7.57        7.08

   Tier 1 capital to risk-weighted assets               8.84    8.63         8.84        8.63

   Dividend payout ratio on common shares              34.16%  35.73        31.96       29.16


Certain ratios related to nonperforming assets, net charge-offs and the loan loss provision were favorably affected because the Southeast Banks segregated assets portfolio has not been included in the calculation of these ratios.
(a)  Quarterly and nine month amounts annualized.
(b)  Based on net income.
(c) Based on net income applicable to common stockholders and average common stockholders' equity excluding 1994 average net unrealized gains or losses on debt and equity securities.

                    MANAGEMENT'S ANALYSIS OF OPERATIONS


Earnings Highlights

First Union's earnings applicable to common stockholders increased 12 percent to $675 million in the first nine months of 1994 from $603 million in the first nine months of 1993. On a per common share basis, earnings in the first nine months of 1994 increased to $3.94 from $3.61 in the first nine months of 1993.

Third quarter 1994 net income applicable to common stockholders increased 24 percent to $235 million, or $1.35 per share, compared with $189 million, or $1.12 per share, in the same quarter a year ago.

Key factors during the first nine months of 1994 included:
(diamond) 10 percent growth in loans;
(diamond) Record net interest income; and (diamond) Continued improvement in credit quality.

Net loans increased by $4.8 billion (including $1.0 billion related to 1994 purchase accounting acquisitions) since year-end 1993. Commercial loan growth was steady throughout First Union's banking states, led by Florida, North Carolina and the relatively new franchise in Virginia. Consumer loan growth was led by direct consumer loans through the retail bank branches and credit cards.

Loan growth and pricing discipline on loans and deposits contributed to the increase in tax-equivalent net interest income to a record $2.32 billion in the first nine months of 1994, compared with $2.13 billion in the first nine months of 1993. For the third quarter of 1994, tax-equivalent net interest income rose to a record $799 million, up
10 percent from $729 million in the third quarter of 1993 and up 3 percent from $775 million in the second quarter of 1994.

Credit quality continued to improve, with a $556 million decrease in nonperforming assets since the third quarter of 1993 and a net $9 million decrease in nonperforming assets since the second quarter of 1994. Excluding $95 million in nonperforming assets acquired with the purchase accounting acquisition of BancFlorida Financial Corporation on August 1, 1994, First Union's nonperforming assets would have decreased $104 million in the third quarter of 1994 from the second quarter of 1994. Another key measure of credit quality is charge-offs; First Union's annualized net charge-offs for the first nine months of 1994 remained low at .31 percent of average net loans, compared with .60 percent in the first nine months of 1993.

In the first nine months of 1994, we completed six bank-related acquisitions amounting to $2.5 billion in assets; $1.0 billion in net loans; and $2.0 billion in deposits. In addition we completed the acquisition of Lieber & Co., the investment adviser to the Evergreen family of mutual funds. The bank-related acquisitions included
American Bancshares, Inc., Jacksonville Federal, Citizens Federal, BancFlorida, Cobb Federal and Hollywood Federal. The purchase accounting acquisition of BancFlorida, with $1.6 billion in assets, $847 million in loans and $1.2 billion in deposits, was the most significant bank-related acquisition. The first nine months of 1993 included the purchase accounting acquisitions of

Georgia Federal Bank, FSB, from June 12, 1993, and First American Metro Corp. from June 23, 1993. Additionally the pooling of interests accounting acquisitions of Dominion, South Carolina Federal and DFSoutheastern were completed in the first quarter of 1993.

Domestic banking operations, including trust operations, located in North and South Carolina, Georgia, Florida, Maryland, Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

The Net Interest Income section provides information about lost interest income related to nonaccrual and restructured loans and the Asset Quality section includes further information about the loan loss provision.

Outlook

The strength in our underlying fundamentals gives us a great deal of optimism as we continue to invest for the future to leverage the capabilities of our consumer and commercial banking operations and our fee-income-producing specialty businesses.

We expect these investments to result in continued growth in loans, net interest income and fee income.

Consummation of the pooling of interests acquisition of Home Federal Savings Bank occurred on November 1, 1994.

We currently have three pending acquisitions in Florida and one in Virginia involving banking operations. Upon consummation of these acquisitions, we expect to acquire approximately $3.0 billion in assets and $2.6 billion in deposits. Two of these are expected to close in the fourth quarter of 1994: certain branches of Chase Manhattan Bank of Florida, N.A., and Great Western Bank, FSB. Consummation of the pending acquisition of First Florida Savings Bank, FSB, in Florida and Ameribanc Investors Group, parent of Ameribanc Savings Bank, FSB, in Virginia is expected in the first half of 1995. We expect these acquisitions to have a minor impact on 1994 and 1995 earnings and to be positive to earnings within 12 months of consummation.

We continue to be alert to opportunities to enhance stockholder value, especially in view of the recently adopted federal legislation that will permit the corporation to acquire banking organizations throughout the nation. We are evaluating acquisition opportunities, and teams of experienced bankers from all areas of the corporation frequently conduct due diligence activities in connection with possible acquisitions.

As a result, acquisition discussions and in some cases negotiations frequently take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share may occur in connection with any future acquisitions.

The Accounting and Regulatory Matters section provides information about various other legislative, accounting and regulatory matters that have recently been adopted or proposed.

Net Interest Income

Loan growth and pricing discipline on loans and deposits contributed to record net interest income, the largest contributor to earnings, in both the first nine months of 1994 and the third quarter of 1994.

Nonperforming loans reduced interest income because the contribution from these loans is eliminated or sharply reduced. In the first nine months of 1994, $41 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period. The amount of interest income related to these assets and included in income in the first nine months of 1994 was $5 million. However, a $263 million decrease in nonperforming assets from the fourth quarter of 1993 reduced the negative impact to interest income in the first nine months of 1994.

Net Interest Margin

The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.80 percent in the first nine months of 1994, compared with 4.85 percent in the same period a year ago. The margin was 4.84 percent in the third quarter of 1994, compared with 4.78 percent in the second quarter of 1994, 4.79 percent in the first quarter of 1994 and 4.65 percent in the third quarter of 1993. The margin is not our primary management focus or goal; our goal is to continue increasing net interest income, which has increased for 20 consecutive quarters.

The average rate earned on earning assets was 7.80 percent in the first nine months of 1994, compared with 7.87 percent in the first nine months of 1993. The average rate paid on interest-bearing liabilities was 3.53 percent in the first nine months of 1994 and 3.47 percent in the first nine months of 1993.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

Noninterest Income

Developing new sources of fee income has been one of our key long-term strategies for dealing with increased competition from nonbanking companies and other changes taking place in the financial services industry.

We are meeting the new competitive challenges with a broader, more sophisticated range of products and services supported by significant initiatives in credit cards, capital markets and mutual funds.

Noninterest, or fee income, was $857 million in the first nine months of 1994. Noninterest income was $875 million in the first nine months of 1993, which included a large volume of refinancing activity, an industry-wide trend. The third quarter of 1994 saw a modest increase in noninterest income to $303 million from $293 million in the third quarter of 1993 and an 11 percent increase from $274 million in the second quarter of 1994. In addition to an increase in service charges on deposit accounts related to a larger customer base because of acquisitions, contributions to this more recent growth came largely from capital management income and reduced discount losses related to mortgage banking.

Trading Activities

Trading activities are undertaken primarily to satisfy customers' risk management and investment needs. Additionally, trading is done for the corporation's own account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee.

At September 30, 1994, trading account assets were $1.3 billion, compared with $652 million at year-end 1993. These assets are carried at market value. Trading account interest income and profits were $67 million in the first nine months of 1994, compared with $41 million in the first nine months of 1993.

Noninterest Expense

Noninterest expense was $1.97 billion during the first nine months of 1994, compared with $1.83 billion during the first nine months of 1993. Noninterest expense was $682 million in the third quarter of 1994 and $664 million in the third quarter of 1993. The increase reflects growth in personnel, advertising, automation and other expenses related to our credit card, mutual fund and capital markets initiatives undertaken to improve prospects for revenue growth, as well as the purchase accounting acquisition of BancFlorida. Costs related to environmental matters were not material.

Securities Available For Sale

Securities available for sale are used as a part of the corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. In accordance with the adoption of Statement of Financial Accounting Standards No. 115, we began accounting for debt and equity securities on a market value basis as of January 1, 1994.

At September 30, 1994, we had securities available for sale with a market value of $8.2 billion, compared with a market value of $11.9 billion at year-end 1993. The market value of securities available for sale was $263 million below amortized costs at the end of the third quarter of 1994. As a result a $171 million after-tax unrealized loss was recorded as a reduction of stockholders' equity at September 30, 1994. Table 7 provides information related to unrealized gains and losses and realized gains and losses on these securities.

The average rate earned on securities available for sale in the first nine months of 1994 was 5.40 percent, compared with 4.99 percent in the first nine months of 1993. The average maturity of the portfolio was 3.69 years at September 30, 1994.

The Accounting And Regulatory Matters section provides additional information related to the accounting for debt and equity securities.

Investment Securities

First Union's investment securities amounted to $3.2 billion at September 30, 1994, compared with $2.7 billion at year-end 1993.

The average rate earned on investment securities in the first nine months of 1994 was 9.07 percent, compared with 7.21 percent in the first nine months of 1993. The average maturity of the portfolio was 6.26 years at September 30, 1994.

The Accounting And Regulatory Matters section provides information related to the accounting for debt and equity securities.

Loans

Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company, and a special real estate credit group reviews large commercial real estate loans before approval. Consistent with our long-time standard, we generally look for two repayment sources for commercial real estate loans: cash flows from both the project itself and the borrower.

Our commercial lenders focus principally on middle-market companies. A majority of our commercial loans range from $50,000 to $10 million. We offer a broad range of financial products and services to meet our customers' needs, including access to sources of capital and creative financing solutions for our corporate and commercial customers.

Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay, and general economic trends.

Net loans at September 30, 1994, were $51.6 billion, compared with $46.9 billion at year-end 1993. Consumer loan growth largely reflected strength in direct lending (loans made directly to individual customers through our retail bank) and our credit card initiative. Commercial loan growth came primarily from Florida, North Carolina and our relatively new franchise in Virginia. The increase also includes $1.0 billion related to 1994 purchase accounting acquisitions.

The loan portfolio at September 30, 1994, was composed of 46 percent in commercial loans and 54 percent in consumer loans. The portfolio mix has not changed significantly from year-end 1993.

At September 30, 1994, unused loan commitments related to commercial and consumer loans were $13.9 billion and $9.4 billion, respectively.
Commercial and standby letters of credit were $1.9 billion.

At September 30, 1994, loan participations sold to other lenders amounted to $1.3 billion and were recorded as a reduction of gross loans.

The average rate earned on loans in the first nine months of 1994 was
8.48 percent, compared with 8.59 percent in the first nine months of 1993. The average prime rate in the first nine months of 1994 was 6.81 percent, compared with 6.00 percent in the first nine months of 1993.

The Asset Quality section provides information about geographic exposure in the loan portfolio and a loss-sharing arrangement with the Federal Deposit Insurance Corporation (FDIC) covering the Southeast Banks commercial and consumer loan portfolios acquired from the FDIC in 1991.

Commercial Real Estate Loans

Commercial real estate loans amounted to 15 percent of the total portfolio at September 30, 1994, and 16 percent at December 31, 1993. This portfolio included commercial real estate mortgage loans of $5.9 billion at September 30, 1994, and $5.8 billion at December 31, 1993.

Highly Leveraged Transactions

An HLT loan generally is defined as a loan amounting to more than $20 million involving a buyout, acquisition or recapitalization of an existing business, in which the loan substantially increases a company's debt to equity ratio. At September 30, 1994, outstanding HLT loans amounted to $824 million, compared with $786 million at December 31, 1993.

Asset Quality

The following portion of the asset quality discussion is divided into two sections to reflect the loss-sharing arrangement between First Union and the FDIC in connection with the September 1991 Southeast Banks transaction.

The first section relates to First Union's nonperforming assets, past due loans, net charge-offs and loan loss allowance, excluding those related to acquired Southeast Banks nonperforming assets. The acquired First American segregated assets discussed separately in previous reporting periods are no longer material for disclosure purposes and are included in the other assets caption in the balance sheet.

The second section relates solely to the same categories mentioned above segregated for the acquired Southeast Banks loan portfolio. Certain ratios related to First Union's nonperforming assets and net charge-offs have been favorably affected because the Southeast Banks segregated assets portfolio has not been included in the determination of these ratios.

Under the terms of the loss-sharing arrangement, the FDIC reimburses First Union for 85 percent of any losses associated with the acquired Southeast Banks commercial and consumer loan portfolio, except revolving consumer credit, for which reimbursement declines five percent per year to 65 percent in 1996.

The FDIC also provides virtually cost-free funding for the acquired Southeast Banks nonperforming assets. This was initially accomplished through five-year revolving notes issued by First Union. Since the first quarter of 1992, in accordance with the

FDIC assistance agreements, the FDIC has been paying a market rate of interest on the amount of additions to Southeast Banks segregated assets.

First Union Nonperforming Assets

Nonperforming assets declined to their lowest level in five years at September 30, 1994, to $654 million, or 1.26 percent of net loans and foreclosed properties, compared with $916 million, or 1.95 percent, at December 31, 1993.

Quarterly Nonperforming Assets By Business Unit*

(Dollars in millions)       3Q94     2Q94    1Q94    4Q93     3Q93
Florida                     $313     283     325     347      471
North Carolina                63      57      64      81       92
Georgia                       81      91     119     134      223
Virginia                      73      93     118     161      184
South Carolina                31      38      41      43       51
Tennessee                     10      10      13      29       36
Maryland                      17      18      28      29       23
Washington, D.C.               8      12      17       9        8
Other units**                 58      60      71      83      122
  Total                     $654     662     796     916    1,210

 * Excludes acquired Southeast Banks segregated assets. Increases between the second and third quarters of 1994 include nonperforming assets acquired with the BancFlorida acquisition in Florida and the American Commercial acquisition in North Carolina.
** First Union Mortgage Corporation, First Union Home Equity Bank,
   Capital Markets Group and other units.

Loans or properties of less than $5 million each made up 87 percent, or $568 million, of nonperforming assets at September 30, 1994. Of the rest:

(Diamond) Six loans or properties between $5 million and $10 million each accounted for $41 million; and

(Diamond) Three loans or properties over $10 million each accounted for $45 million.

Seventy-six percent of nonperforming assets were collateralized by real estate at September 30, 1994, compared with 71 percent at year-end 1993.

First Union Past Due Loans

In addition to these nonperforming assets, at September 30, 1994, accruing loans 90 days past due were $116 million, compared with $71 million at December 31, 1993. Of these, $17 million were related to commercial and commercial real estate loans, compared with $20 million at December 31, 1993.

First Union Net Charge-offs

Annualized net charge-offs as a percentage of average net loans were .31 percent in the first nine months of 1994, compared with .60 percent in the first nine months of 1993. Annualized net charge-offs in the third quarter 1994 were .38 percent, compared with .27 percent in both the second and first quarters of 1994, .51 percent in the fourth quarter of 1993, and .50 percent in the third quarter of 1993. The increase in the third quarter of 1994 compared with the previous two quarters was primarily related to a bulk sale of nonperforming assets in Florida. Table 10 provides information on net charge-offs by category.

First Union Provision And Allowance For Loan Losses

The loan loss provision was $75 million in the first nine months of 1994, compared with $172 million in the first nine months of 1993. The provision was $25 million in each of the first three quarters of 1994 and $50 million in the third quarter of 1993. The decrease in the loan loss provision in the first nine months of 1994 was based primarily upon current economic conditions, lower levels of nonperforming assets, the maturity of the nonperforming assets portfolio, and current and projected levels of charge-offs.

In addition, we establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project itself and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $500,000 that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

For several quarters, the loan loss allowance as a percentage of net loans has declined and the allowance coverage of nonaccrual and restructured loans and nonperforming assets has increased, as indicated in Table 10. In the first nine months of 1994, this was primarily the result of growth in loans and a $263 million decline in nonperforming assets from December 31, 1993. These percentages exclude the acquired Southeast Banks segregated assets. The Southeast Banks Segregated Assets section provides information related to a separate $26 million allowance for losses on segregated assets.

Southeast Banks Segregated Assets

At September 30, 1994, acquired Southeast Banks segregated assets amounted to $236 million, or $210 million net of the $26 million allowance referred to above, compared with $380 million, or $347 million net of a $33 million allowance, at December 31, 1993. This segregated asset portfolio includes nonaccrual loans and foreclosed properties, net of the allowance for segregated assets as indicated in Table 12.

Southeast Banks Past Due Loans

Accruing loans 90 days past due included in the acquired Southeast Banks performing loan portfolio decreased 29 percent to $20 million at September 30, 1994, from $28 million at December 31, 1993. These loans are subject to the terms of the FDIC loss-sharing agreement.

Southeast Banks Net Charge-offs

Net charge-offs of $3 million, representing First Union's approximately 15 percent share of the losses on acquired Southeast Banks loans, were deducted from the allowance for segregated assets in the third quarter of 1994, compared with $2 million in both the second and first quarters of 1994 and $3 million in the fourth and third quarters of 1993.

Geographic Exposure

The loan portfolio in the South Atlantic region of the United States is spread primarily across 64 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no individual metropolitan market contains more than 7 percent of the commercial loan portfolio.

Substantially all of the $7.6 billion commercial real estate portfolio at September 30, 1994, was located in our banking region, which includes North Carolina, South Carolina, Georgia, Florida, Virginia, Maryland, Tennessee and Washington, D.C.

Core Deposits

Core deposits were $50.7 billion at September 30, 1994, compared with $50.9 billion at December 31, 1993. Core deposits include savings, negotiated order of withdrawal (NOW), money market and noninterest-bearing accounts, and other consumer time deposits.

Average noninterest-bearing deposits were 20 percent of average core deposits in the first nine months of 1994, compared with 19 percent in the first nine months of 1993. The Net Interest Income Summaries provide additional information about average core deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 34 percent at September 30, 1994, and 33 percent at year-end 1993.

Average core deposit balances in the third quarter of 1994 increased $461 million from the second quarter of 1994. Average balances in savings and NOW and other consumer time deposits were higher when compared with the previous quarter, while money market account and noninterest bearing deposits were lower. Core deposit balances can be affected by purchase accounting acquisitions, branch closings or consolidations, seasonal factors and the rates being offered for deposits compared to other investment opportunities.

Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.

Purchased Funds

Purchased funds at September 30, 1994, were $13.1 billion compared with $10.1 billion at year-end 1993. The majority of these funds have been used to fund short- term investments and growth in loan balances. Purchased funds are acquired primarily through (a) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (b) the national market sources, consisting of federal funds, securities sold under repurchase agreements, eurodollar time deposits and commercial paper. Purchased funds declined $407 million from June 30, 1994 to September 30, 1994.

Average purchased funds in the third quarter of 1994 were $13.0 billion, an increase of 10 percent from $11.8 billion in the fourth quarter of 1993.

Long-Term Debt

Long-term debt was 58 percent of total stockholders' equity at September 30, 1994, compared with 59 percent at December 31, 1993.

This year we have issued $150 million of 15-year, 6.375 percent subordinated debt, $150 million of 15-year, 8 percent subordinated debt, and $150 million of 10-year subordinated, 8.77 percent debt. Proceeds from these debt issues are used for general corporate purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $350 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

Debt Obligations

We obtained a $350 million, three-year committed back-up line of credit in the third quarter of 1994. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union is currently in compliance with these requirements and has not used this line of credit.

In the fourth quarter of 1994, $37 million of long-term debt will mature. Maturing in 1995 is $201 million, and in 1996, $504 million, which includes notes payable to the FDIC of $201 million at September 30, 1994. We expect the notes payable to the FDIC to decrease over the remaining period ending in September 1996 through cash flows generated by the acquired loans, the sale of the Southeast Banks segregated assets and FDIC reimbursements.

During the third quarter of 1994, we redeemed $15 million of convertible subordinated debt that we assumed in the BancFlorida acquisition, which was converted into approximately 437,000 shares of First Union common stock prior to redemption.

The Asset Quality section provides additional information related to the funding of the segregated assets.

Stockholders' Equity

At September 30, 1994, common stockholders' equity was $5.51 billion, a 12 percent increase from $4.92 billion at December 31, 1993. Total stockholders' equity was $5.62 billion, compared with $5.21 billion at year-end 1993. Since year- end 1993, we have paid $175 million for the purchase in the open market of 4 million shares of common stock related to the BancFlorida acquisition. These shares were subsequently retired. In addition, the board of directors has authorized the repurchase from time to time of up to 13 million additional shares of common stock. At September 30,

1994, stockholders' equity included a $171 million unrealized after-tax loss related to debt and equity securities. The Securities Available for Sale section provides additional information about the accounting for debt and equity securities.

Series 1990 preferred stock cash dividends of 8.35 percent per annum were paid for the quarter ended September 30, 1994. We paid $87 million in dividends to preferred and common stockholders in the third quarter of 1994.

Subsidiary Dividends

Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus.

Under these and other limitations, our subsidiaries had $193 million available for dividends at September 30, 1994. Our subsidiaries paid $474 million in dividends to the corporation in the first nine months of 1994.

Risk-Based Capital

The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

At September 30, 1994, the corporation's tier 1 and total capital ratios were 8.84 percent and 14.20 percent, respectively.

In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio from at least 4 to 5 percent. The corporation's leverage ratio at September 30, 1994, was 6.77 percent.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board also has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 18 had a leverage ratio in excess of 5.73 percent at September 30, 1994. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.

At September 30, 1994, the subsidiary banks listed in Table 18 met the capital and leverage ratio requirements for well capitalized banks, except for First Union National Bank of North Carolina, which had a total capital ratio of 9.62 percent. As a result of a subsequent $75 million capital contribution from the bank's parent company, the bank's total capital ratio at September 30, 1994, would have been 10.03 percent. We expect to maintain these banks' ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital.

Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards.

Interest Rate Risk Management

Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. Our inherent maturity and repricing characteristics of lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments we manage interest rate sensitivity within our established policy guidelines.

The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee, which includes the corporation's chief executive officer and president, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Funds Management personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows and make adjustments within established policy guidelines.

We believe that interest rate risk is best measured by the amount of earnings per share at risk given specified changes in interest rates. We have been modeling interest rate sensitivity since the early 1970s. Our model captures all earning assets, interest-bearing liabilities and off-balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook that incorporates our view of the interest rate environment most likely over the next 24 months. The Funds Management Committee reviews and continuously updates the underlying assumptions included in the earnings simulation model.

Our interest rate sensitivity analysis is based on multiple interest rate scenarios, projected changes in balance sheet categories and other relevant assumptions. Changes in management's outlook and other market factors may cause actual results to differ from our current simulated outlook.

We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as loans and investment securities; and floating rate loans that may be tied or related to prime, LIBOR, CD rates, treasury notes, federal funds or other rate indices, which do not necessarily move identically as short-term rates change. In addition it captures leads and lags that occur in long-term rates as short-term rates move away from current levels; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the multiple scenarios from which sensitivity of earnings to changes in interest rates is determined.

We determine sensitivity of earnings to changes in interest rates by assessing the impact on net income in multiple rising and falling interest rate scenarios. The model is updated at least monthly and more often if desired.

We use three scenarios in analyzing interest rate sensitivity. The base line scenario is our estimated most likely path for future short-term interest rates over the next twenty-four months. The base line scenario currently assumes rising federal funds rates over the next 24 months. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base line scenario in the federal funds rate by the fourth succeeding month and that rates remain 100 basis points higher or lower through the rest of the 24-month period. Additionally, other scenarios are reviewed monthly to examine the effects of different interest rate movements.

We determine interest rate sensitivity by the change in earnings per share between the three scenarios over a 12-month policy measurement period. The earnings per share as calculated by the earnings simulation model under the base line scenario becomes the standard. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base-line and under low rate versus base-line. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., the 12- month period.) The scenarios do not include the adjustments that management would make as rate expectations change.

Our policy limit for the maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent. Based upon the October 1994 outlook, if interest rates were to rise to follow the high rate scenario, which means a full 100 basis point increase over the base line (already a rising rate scenario), then earnings during the policy measurement period would be negatively affected by 2.3 percent (assuming management took no actions.)

Off-Balance Sheet Derivatives For Interest Rate Risk Management

As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include swaps, futures and options with indices that directly relate to the pricing of specific core assets and liabilities of the corporation. We believe there is minimal risk that the derivatives used for rate sensitivity management will have any significant unintended effect on corporate earnings.

As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market values as compared with their cost. When the off-balance sheet transactions are directly linked to specific assets and liabilities employed as part of our overall interest rate risk management strategy, then there will generally be offsetting unrealized appreciation and depreciation on the corporate balance sheet.

Our asset sensitivity arises naturally primarily because the repricing characteristics of the large core deposit base have a positive effect on earnings in a rising rate environment and a negative effect on earnings in a falling rate environment. We use the traditional investment portfolio as well as off-balance sheet derivative instruments to neutralize this natural asset sensitivity of the corporation. This is accomplished primarily by holding fixed rate debt instruments in the securities portfolio or by holding off-balance sheet "asset proxies." These asset proxies consist of interest rate swaps that convert floating rate assets (primarily variable rate loans) to fixed rate assets. The combination of securities and interest rate swaps enables us to achieve a desired level of interest rate sensitivity.

Another common application of off-balance sheet transactions in managing the corporation's interest rate risk is the use of interest rate swaps to convert fixed rate debt into floating rate debt. This is accomplished by entering into interest rate swap contracts to receive a fixed rate of interest to the contractual maturity of the debt issued and pay a variable rate, usually six-month LIBOR. These "liability swaps" leave rate sensitivity unchanged, whereas the fixed-rate debt issuance alone would have increased asset sensitivity or reduced liability sensitivity. The combination of the liability swaps and debt produces the desired LIBOR-based floating rate funding regardless of changes in interest rates.

As interest rates move higher, the market value of both categories of interest rate swaps will decline. In the example of swaps used as asset proxies, the market value decline will be somewhat offset by a gain in value of the corporation's core deposits. For liability swaps, the market value decline would be closely offset by appreciation in the market value of the fixed rate debt on the balance sheet to which the swaps are directly linked.

The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not at risk as interest rates move up or down.

The notional amount of off-balance sheet derivative financial instruments used to manage our interest rate risk sensitivity amounted to $25.4 billion at September 30, 1994, compared with $48.8 billion at December 31, 1993. The related fair value depreciation of off-balance sheet derivative financial instruments was $308 million at September 30, 1994, compared with the fair value appreciation of $369 million at December 31, 1993. The increased contribution to net interest income in a higher interest rate environment from on-balance sheet assets and liabilities is expected to substantially offset the potential reduced contribution to net interest income reflected by the decline in market value of off-balance sheet derivative financial instruments.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition, our policy is to require all caps, floors, swaps and swaptions be governed by an International Swaps and Derivatives Association Master Agreement and be subject to bilateral collateral arrangements.

Collateral for these transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds acceptable thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of September 30, 1994, the total credit risk in excess of thresholds was $24 million. The fair value of collateral held was 105 percent of the total credit risk in excess of thresholds.

Liquidity

We manage liquidity -- the ability to raise funds primarily through deposits, purchased funds or the issuance of debt or capital -- through the selection of the asset mix and the maturity mix of liabilities.

As part of this process, we continually evaluate funding needs and alternatives. In addition, we have a large branch network through which we raise most of our deposits. First Union is one of the nation's largest core deposit-funded banking companies. This reduces dependency on national market sources to help meet funding requirements. In addition, acquired bank and savings bank deposits have enhanced overall liquidity.

We use these deposits and other funding sources to fund loans and investments, meet deposit withdrawals and maintain reserve requirements.

Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. These items amounted to $329 million in the first nine months of 1994, compared with $471 million in the first nine months of 1993. This cash was available to increase earning assets, to reduce borrowings by $95 million and to pay dividends of $234 million.

Several off-balance sheet assets could be used to increase liquidity and provide additional financial flexibility. These include a mortgage servicing portfolio with an estimated fair value of $289 million over book value at September 30, 1994.

Accounting And Regulatory Matters

The Financial Accounting Standards Board (FASB) has issued Standard No. 112, "Employers' Accounting for Postemployment Benefits", which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The company adopted this accounting standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The effect of initially applying this new accounting standard in 1994 is estimated to be approximately $13 million. The recurring reduction of income before income taxes is expected to be immaterial.

The FASB also has issued Standard No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. We estimate the initial application of this accounting standard will not require an increase to the existing allowance for loan losses. The periodic effect on net income has not been fully determined. This Standard is required for fiscal years beginning after December 15, 1994. The FASB also has issued Standard No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures", that amends FASB Standard No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. This Standard is to be implemented concurrently with Standard No. 114.

The FASB also issued Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that requires that debt and equity securities held: (i) to maturity be classified as such and reported at amortized cost; (ii) for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and (iii) for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It is required for fiscal years beginning after December 15, 1993. The effect of the foregoing will be to cause fluctuations in stockholders' equity based on changes in values of debt and equity securities. More information related to the adoption of this Standard is included in the Securities Available For Sale section.

The FASB has also issued Standard No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments", which requires improved disclosures about derivative financial instruments -- futures, forward, swap or option contracts, or other financial instruments with similar characteristics. It also amends existing requirements of FASB Standard No.105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, and FASB Standard No.107, Disclosures about Fair Value of Financial Instruments. It requires that a distinction be made between financial instruments held or issued for the purposes of trading or other than trading. For derivative financial instruments held or issued for trading, disclosure of average fair values and of net trading gains or losses is required. For derivative financial instruments held or issued for purposes other than trading, it requires disclosure about those purposes, about how the instruments are reported in financial statements, and, if the purpose is hedging anticipated transactions, about the anticipated transactions, the classes of derivative financial instruments used to hedge those transactions, the amounts of hedging gains and losses deferred, and the transactions or other events that result in recognition of the deferred gains or losses in income. The Standard encourages, but does not require, quantitative information about interest rate or other market risks of derivative financial instruments, and also of other assets and liabilities, that is consistent with the way the entity manages or adjusts risks and that is useful for comparing the results of applying the entity's strategies to its objectives for holding or issuing the derivative financial instruments. The Standard amends Standard No. 105 to require disaggregation of information about financial instruments with off-balance-sheet risk of accounting loss by class, business activity, risk or other category that is consistent with the entity's management of those instruments. The Standard also amends Standard No. 107 to require that fair value information be presented without combining, aggregating or netting the fair value of derivative financial instruments with the fair value of nonderivative financial instruments and be presented together, with the related carrying amounts in the body of the financial statements, a single footnote or a summary table in a form that makes it clear whether the amounts represent assets or liabilities. The Standard is required for financial statements issued for fiscal years ending after December 15, 1994.

The FASB has issued an exposure draft, "Accounting for Stock-based Compensation", that proposes that the fair value of an award of equity instruments to employees be recognized as additional equity at the date the award is granted. Amounts attributable to future service would be recognized as an asset and amortized to personnel expense over the period of employee service. If the award is for past services, personnel expense would be charged in the period in which the award is granted. Pro forma disclosure of the effects on net income and income per share for awards granted after December 31, 1994, may be required. The actual fair value adjustments to net income would be effective for awards granted after December 31, 1996. The effect of the provisions of this proposed accounting standard on net income and total stockholders' equity would depend upon the nature of stock-based compensation, if any, awarded by the corporation in future years.

The FASB has also issued an exposure draft, "Accounting for the Impairment of Long-Lived Assets", that proposes accounting for the impairment of long-lived assets, identifiable intangibles and goodwill related to those assets. It would require the carrying amount of impaired assets be reduced to fair value. An entity would estimate the future cash flows expected to result from the use of an asset and its eventual disposition. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss would be recognized. Measurement of an impairment loss for long- lived assets and identifiable intangibles that an entity expects to hold and use would be based on the fair value of the asset. Long-lived assets and identifiable intangibles to be disposed of would be reported at the lower of cost or fair value less cost to sell, except for certain assets, which in accordance with current accounting pronouncements, will continue to be reported at the lower of cost or net realizable value. This proposed statement also would require a rate-regulated enterprise to recognize an impairment for the amount of costs excluded when a regulator excludes all or part of a cost from the enterprise's rate base. This proposed statement would be effective for financial statements issued for fiscal years beginning after December 15, 1994. We do not anticipate a material impact to the corporation's net income should implementation of this exposure draft be required.

The FASB also has issued an exposure draft, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." This proposed statement would require that an entity recognize as separate assets rights to service mortgage loans for others, regardless of how such servicing rights are acquired. An entity that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. Additionally, the proposed statement would require that securitizations of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities and that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment would be measured based on fair value. The proposed statement would be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluation of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application would be prohibited. The impact to net income has not been assessed.

The FASB has also issued FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which defines right of set-off and sets forth the conditions under which that right may be applied. Specific guidance with respect to certain financial instruments such as forward, interest rate swap, currency swap, option and other conditional or exchange contracts and clarification of the circumstances in which it is appropriate to offset amounts recognized for those contracts in the statement of financial positions is also included in this Interpretation. In addition, it permits offsetting of fair value amounts recognized for multiple forward, swap, option and other conditional or exchange contracts executed with the same counterparty under a master netting arrangement. This Interpretation is effective for financial statements issued for periods beginning after December 15, 1993. Currently the effects of the Corporation's adoption of the provisions of this Interpretation have been immaterial. The FASB has also issued an exposure draft, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." This proposed interpretation would modify FASB Interpretation No. 39 to permit offsetting in the statement of financial position of payables and receivables that represent repurchase agreements and reverse repurchase agreements, respectively, have the same settlement date, are executed with the same counterparty in accordance with a master netting arrangement, involve securities that exist in "back entry" form, and settle on securities transfer systems that have the same key operating characteristics as the Fedwire Securities Transfer System. This proposed Interpretation would be effective on issuance.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages.The Risk-Based Capital section provides more information on risk assessment classifications.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997.

The Riegle Community Development and Regulatory Improvement Act of 1994 includes a list of regulatory relief items. The regulatory relief sections eliminate or modify many regulatory requirements under existing law.

Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME AND PER SHARE DATA

                                         Twelve
                                         Months                          1994                                  1993
                                         Ended
                                      September 30,       THIRD         Second            First         Fourth         Third
(In thousands except per share data)       1994          QUARTER        Quarter          Quarter        Quarter       Quarter

CONSOLIDATED SUMMARIES
  OF INCOME
Interest income*                  $      4,972,201      1,330,197       1,258,918       1,186,412      1,196,674      1,199,264
Interest expense                         1,914,168        530,858         483,913         436,003        463,394        470,491

Net interest income*                     3,058,033        799,339         775,005         750,409        733,280        728,773
Provision for loan losses                  124,973         25,000          25,000          25,000         49,973         50,001
Net interest income after
    provision for loan losses*           2,933,060        774,339         750,005         725,409        683,307        678,772
Securities available for sale
    transactions                             1,223         (2,946)         (2,935)          4,300          2,804          4,142
Investment security transactions             6,644          2,286             694             615          3,049            815
Noninterest income                       1,172,778        303,259         276,011         275,781        317,727        287,998
Noninterest expense                      2,661,202        682,219         651,220         639,841        687,922        664,388

Income before income taxes*              1,452,503        394,719         372,555         366,264        318,965        307,339
Income taxes                               467,840        130,147         119,223         120,001         98,469         84,286
Tax-equivalent adjustment                   95,489         22,820          23,712          23,804         25,153         27,638

Net income                                 889,174        241,752         229,620         222,459        195,343        195,415
Dividends on preferred stock                24,011          6,595           6,201           5,726          5,489          6,240
Net income applicable to
    common stockholders           $        865,163        235,157         223,419         216,733        189,854        189,175

PER COMMON SHARE DATA
Net income                        $           5.06           1.35            1.32            1.27           1.12           1.12
Average common shares                            -    174,417,288     169,063,689     170,314,176    169,981,393    168,540,736
Average common
    stockholders' equity**
       Quarter-to-date            $              -      5,396,497       5,112,116       5,012,086      4,843,889      4,657,544
       Year-to-date                              -      5,174,974       5,062,377       5,012,086      4,550,048      4,451,024
Common stock price
    High                                    48 1/8         47 1/4          47 5/8          43 3/4         48 1/8         49 5/8
    Low                                     37 7/8         43 1/4          41 1/4          39 3/4         37 7/8         43 1/2
    Period-end                              43 1/4         43 1/4          46 1/8          41 5/8         41 1/4         47 5/8
        To earnings ratio***                8.55 X           8.55            9.55            8.62           8.72          13.01
        To book value                        138 %            138             152             140            143            169
Cash dividends                    $           1.66            .46             .40             .40            .40            .40
Book value**                                 31.34          31.34           30.26           29.71          28.90          28.14

PER PREFERRED SHARE DATA
Series 1990 preferred stock price
    High                                    53 7/8         53 1/2          53 1/4          53 7/8         53 7/8         55 1/2
    Low                                     52             52              52              52 1/8         52             53 1/4
    Period-end                              52 1/8         52 1/8          52 3/4          52 1/8         52 3/8         53 1/2
Cash dividends                    $         3.8002         1.0438           .9813           .9063          .8688          .9875
Dividend rate                               7.60 %           8.35            7.85            7.25           6.95           7.90

  *Tax-equivalent.
 **Quarter-to-date and year-to-date average common stockholders' equity excludes
   1994 average net unrealized gains or losses on debt and equity securities. The determination of book value excludes a net unrealized loss on debt and equity securities of $170,918,000 in the third quarter of 1994.
***Based on net income applicable to common stockholders.

TABLE 2
NONINTEREST INCOME

                                              Twelve
                                              Months                   1994                          1993
                                              Ended
                                          September 30,    THIRD      Second      First       Fourth     Third
(In thousands)                                 1994       QUARTER     Quarter     Quarter     Quarter   Quarter

Trading account profits                    $    49,889     10,906      10,247       7,323     21,413      5,814
Service charges on deposit accounts            438,446    109,325     107,083     108,022    114,016    111,163
Mortgage banking income                         83,386     21,401      12,239      19,421     30,325     34,444
Capital management income                      214,181     63,469      50,380      50,949     49,383     50,283
Securities available for sale transactions       1,223     (2,946)     (2,935)      4,300      2,804      4,142
Investment security transactions                 6,644      2,286         694         615      3,049        815
Merchant discounts                              60,386     16,257      15,283      14,361     14,485     13,600
Insurance commissions                           44,026     12,506      10,705       9,990     10,825     11,138
Sundry income                                  282,464     69,395      70,074      65,715     77,280     61,556

           Total                           $ 1,180,645    302,599     273,770     280,696    323,580    292,955



TABLE 3
NONINTEREST EXPENSE

                                  Twelve
                                  Months                  1994                        1993
                                   Ended
                               September 30,    THIRD     Second     First       Fourth     Third
(In thousands)                     1994        QUARTER    Quarter   Quarter     Quarter    Quarter

Personnel expense
    Salaries                    $ 1,014,016    262,187    250,157    244,254    257,418    243,871
    Other benefits                  247,939     63,875     62,561     65,386     56,117     57,253

           Total                  1,261,955    326,062    312,718    309,640    313,535    301,124
Occupancy                           239,524     58,854     56,877     60,391     63,402     62,085
Equipment rentals, depreciation
    and maintenance                 217,102     55,987     52,440     56,700     51,975     49,994
Advertising                          32,070      9,082     10,659      8,622      3,707      6,855
Telephone                            57,061     13,879     14,005     14,678     14,499     14,774
Travel                               51,035     12,797     12,491     12,076     13,671      9,952
Postage                              45,952     12,609     11,210     11,908     10,225     10,175
Printing and office supplies         54,924     11,892     12,700     13,374     16,958     13,461
FDIC insurance                      120,213     29,321     30,155     29,939     30,798     30,715
Other insurance                      16,712      3,438      4,774      3,715      4,785      4,872
Professional fees                    56,519     16,302     12,031     10,908     17,278     13,570
Data processing                      29,459      5,188      4,582      5,236     14,453     14,909
Owned real estate expense            34,241      8,785      4,908      5,296     15,252      5,049
Mortgage servicing amortization      28,291      4,980      4,953      8,326     10,032     32,737
Other amortization                  115,238     31,141     27,402     28,052     28,643     28,635
Sundry                              300,906     81,902     79,315     60,980     78,709     65,481

           Total                $ 2,661,202    682,219    651,220    639,841    687,922    664,388

TABLE 4
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS

                                                   NINE MONTHS ENDED             1994                  1993
                                                      September 30,
                                                                        THIRD    Second      First     Fourth    Third
                                                     1994      1993    QUARTER   Quarter    Quarter   Quarter   Quarter
INTERNAL CAPITAL GROWTH*

    Assets to stockholders' equity (a)              13.14 X    14.07    12.85    13.31       13.28    14.08     14.46
                 X
    Return on assets                                 1.29 %     1.25     1.31     1.28        1.28     1.07      1.08

    Return on total stockholders' equity (a)        16.99 %    17.54    16.88    17.07       17.03    15.11     15.69
                 X
    Earnings retained                               66.22 %    68.63    64.04    67.96       66.79    62.34     62.22

    Internal capital growth (a)                     11.25 %    12.04    10.81    11.60       11.38     9.42      9.76

DIVIDEND PAYOUT RATIO ON

    Common shares                                   31.96 %    29.16    34.16    30.30       31.50    35.71     35.73

    Preferred and common shares                     33.78 %    31.37    35.96    32.04       33.21    37.66     37.78

Return on common stockholders' equity** (a)         17.45 %    18.11    17.29    17.53       17.54    15.55     16.11


 (A) The determination of these ratios exclude 1994 average net unrealized gains or losses on debt and equity securities.
  *  Based on average balances and net income.
 ** Based on average balances and net income applicable to common stockholders.

TABLE 5
SELECTED QUARTERLY DATA

                                                        1994                                 1993
                                         THIRD         Second        First          Fourth          Third
(Dollars in thousands)                  QUARTER        Quarter      Quarter         Quarter        Quarter
MORTGAGE LOAN PORTFOLIO
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct                 $    656,986    1,028,783 *    1,278,648 *     1,099,079       935,103
             Wholesale                   132,828        277,302        424,460       655,452       477,660

                 Total                   789,814      1,306,085      1,703,108     1,754,531     1,412,763
         Income property                 123,291         78,353         51,446       111,332        47,984

                 Total              $    913,105      1,384,438      1,754,554     1,865,863     1,460,747

    VOLUME OF LOANS SERVICED
         Residential                $ 31,661,000     31,779,000     32,178,000    32,786,000    34,833,000
         Income property               1,603,000      1,744,000      1,884,000     1,972,000     2,068,000

                 Total              $ 33,264,000     33,523,000     34,062,000    34,758,000    36,901,000

NUMBER OF OFFICES
    Banking
         North Carolina                      280            284            272           266           269
         South Carolina                       66             67             67            67            65
         Georgia                             157            159            161           163           165
         Florida                             545            491            485           488           458
         Washington, D.C.                     28             30             30            30            40
         Maryland                             31             32             32            32            55
         Tennessee                            55             65             64            63            63
         Virginia                            186            186            197           193           258
         Foreign                               2              2              2             1             1

              Total banking offices        1,350          1,316          1,310         1,303         1,374
    First Union Home Equity Bank             183            173            164           151           146
    Mortgage banking                          23             24             24            53            53
    Other                                     18             18             18            18            19

                Total offices              1,574          1,531          1,516         1,525         1,592

OTHER DATA
    ATMs                                   1,185          1,186          1,180         1,189         1,205
    Employees                             32,019         31,581         31,670        32,861        32,709

*Amounts for first and second quarter of 1994 have been revised.

TABLE 6

GROWTH THROUGH ACQUISITIONS

                                                                 Loans,                      Stockholders'      Net
(In thousands)                                   Assets           net            Deposits        Equity       Income
December 31, 1987, as reported                $27,629,481      15,388,490        17,425,316     1,794,405    283,122
Pooling of interests acquisitions              10,904,462       8,089,149         8,492,443       635,739     86,588

December 31, 1987, as restated                 38,533,943      23,477,639        25,917,759     2,430,144    369,710

1988 acquisition                                  939,454         498,578           871,281
Growth in operations                            1,973,349       4,155,409         2,691,528

December 31, 1988, as reported                 41,446,746      28,131,626        29,480,568

Growth in operations                            4,060,101       3,469,150         2,051,202

December 31, 1989, as reported                 45,506,847      31,600,776        31,531,770

1990 acquisition                                7,946,973       4,174,478         5,727,330
Growth in operations                            1,134,590         275,465           935,168

December 31, 1990, as reported                 54,588,410      36,050,719        38,194,268

1991 acquisitions                              12,322,456       7,025,621         9,921,421
Reduction in operations                        (7,637,689)     (1,692,760)         (939,466)

December 31, 1991, as reported                 59,273,177      41,383,580        47,176,223

1992 acquisitions                               3,739,039       1,773,797        3,645,316
Growth (reduction) in operations                  815,815      (1,233,610)      (1,670,574)

December 31, 1992, as reported                 63,828,031      41,923,767        49,150,965

1993 acquisitions                               7,785,479       4,380,362         6,302,873
Growth (reduction) in operations                 (826,541)        572,048        (1,711,427)

December 31, 1993, as reported                 70,786,969      46,876,177        53,742,411

1994 acquisitions                               2,526,704       1,030,156         2,001,563
Growth (reduction) in operations                  929,445       3,726,701        (2,056,923)

September 30, 1994, as reported               $74,243,118      51,633,034        53,687,051

Major acquisitions (those greater than $1.0 billion in acquired assets and/or deposits) include Florida Commercial Banks, Inc. in 1988; Florida National Banks of Florida, Inc. in 1990; and the Florida Federal Savings, FSB and Southeast Banks transactions in 1991; the Flagler Savings & Loan Association transaction and PSFS Thrift Holding Company acquisition in 1992; the pooling of interests acquisitions of South Carolina Federal Corporation, DFSoutheastern, Inc. and Dominion Bankshares Corporation in 1993; the Georgia Federal Bank, FSB and First American Metro Corp. purchase acquisitions in 1993; and the BancFlorida Financial Corporation purchase acquisition of 1994. Stockholders' equity includes public offerings of common stock amounting to $234,934,000 in 1991 and $330,045,000 in 1992.

TABLE 7
SECURITIES AVAILABLE FOR SALE

                                                               September 30, 1994

                                                                                                                         Average
                                1 Year       1-5        5-10     After 10               Gross   Unrealized   Amortized   Maturity
(In thousands)                  or Less      Years      Years     Years      Total      Gains     Losses        Cost     in Years

MARKET VALUE
     U.S. Treasury             $1,602,533  1,052,875     -         -        2,655,408    (104)    73,917     2,729,221   1.66
     U.S. Government agencies       -        143,450  1,767,667  341,164    2,252,281     (22)   129,370     2,381,629   7.00
     CMOs                         129,112  1,444,287     35,675    -        1,609,074    (618)    54,230     1,662,686   3.19
     Other                        154,128  1,290,952     18,540  246,147    1,709,767 (38,884)    45,058     1,715,941   2.69
         Total                 $1,885,773  3,931,564  1,821,882  587,311    8,226,530 (39,628)   302,575     8,489,477   3.69

MARKET VALUE
     Debt securities           $1,885,773  3,931,564  1,821,882  341,488    7,980,707  (5,793)   298,061     8,272,975
     Sundry securities              -           -        -       245,823      245,823 (33,835)     4,514       216,502
         Total                 $1,885,773  3,931,564  1,821,882  587,311    8,226,530 (39,628)   302,575     8,489,477

AMORTIZED COST
      Debt securities          $1,887,837  4,093,443  1,926,341  365,354    8,272,975
      Sundry securities             -           -        -       216,502      216,502

         Total                 $1,887,837  4,093,443  1,926,341  581,856    8,489,477

WEIGHTED AVERAGE YIELD
      U.S. Treasury                  5.36%      6.00        -        -            5.62
      U.S. Government agencies         -        4.34       6.18     4.79          5.85
      CMOs                           5.07%      5.13       5.03      -            5.12
      Other                          8.93       7.68       3.03     4.19          7.30
      Consolidated                   5.63%      6.17       6.12     4.56          5.93

Included in "Other" at September 30, 1994, are $ 1,372,611,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged to minimize the exposure to currency revaluation risks. At September 30, 1994, these securities had a weighted average maturity of 2.73 years and a weighted average yield of 8.25 percent. The weighted average U.S. equivalent yield of these securities was 7.56 percent based on a weighted average interest differential of (.69) percent due to the hedging of the foreign currency exchange rates.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1994. Average maturity in years excludes preferred and common stocks and money market funds.

Weighted average yields are based on amortized cost. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis.
They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent, a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent, respectively.

Securities available for sale at September 30, 1994, do not include commitments to purchase $40,912,000 of additional securities that at September 30, 1994 had a market value of $40,262,000 . Gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities for the nine months ended September 30, 1994 were $23,333,000 and $29,543,000, respectively. Gross gains and losses realized on sundry securities were $5,337,000 and $708,000, respectively.

TABLE 8
INVESTMENT SECURITIES

                                                                 September 30, 1994
                                                                                                                          Average
                                  1 Year       1-5      5-10     After 10              Gross    Unrealized      Market    Maturity
(In thousands)                    or Less      Years    Years     Years     Total      Gains      Losses        Value     in Years
CARRYING VALUE
     U.S. Government agencies     $   -       130,075  1,206,966   -       1,337,041   11,975     (24,769)     1,324,247     6.06
     CMO's                            -       421,253       -      -         421,253      -        (1,597)       419,656     2.83
     State, county and municipal   238,355    336,582    216,936  450,054  1,241,927   100,810     (2,610)     1,340,127     7.26
     Other                            -         2,561      6,183  170,798    179,542     8,699     (2,630)       185,611    12.50

         Total                    $238,355    890,471   1,430,085 620,852  3,179,763   121,484    (31,606)     3,269,641     6.26

CARRYING VALUE
     Debt securities              $238,355    890,471   1,430,085 516,750  3,075,661   115,693    (31,606)     3,159,748
     Sundry securities                -          -           -    104,102    104,102     5,791       -           109,893

         Total                    $238,355    890,471   1,430,085 620,852  3,179,763   121,484    (31,606)     3,269,641

MARKET VALUE
      Debt securities             $245,370    904,926   1,432,825 576,627  3,159,748
      Sundry securities              5,791       -           -    104,102    109,893

         Total                    $251,161    904,926   1,432,825 680,729  3,269,641

WEIGHTED AVERAGE YIELD
      U.S. Government agencies         -  %      6.82        6.93     -         6.92
      CMO's                            -         5.35          -      -         5.35
      State, county and municipal    12.12      10.69       11.45   12.22      11.65
      Other                            -         5.71        7.42    7.79       7.75
      Consolidated                   12.12%      7.58        7.62   11.00       8.61

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1994. Average maturity in years excludes preferred and common stocks and money market funds.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent, respectively.

Investment securities at September 30, 1994, do not include commitments to purchase $186,045,000 of additional securities that at September 30, 1994, had a market value of $184,998,000. Gross gains and losses from sales of investment securities are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities for the nine months ended September 30, 1994 were $1,228,000 and $37,000, respectively, and on sundry securities gross gains realized were $2,404,000.

TABLE 9
LOANS*

                                                                1994                              1993
                                               THIRD           Second        First        Fourth         Third
(In thousands)                                QUARTER          Quarter      Quarter       Quarter       Quarter
FIRST UNION CORPORATION
COMMERCIAL
     Commercial, financial and agricultural
         Taxable                            $ 13,765,745    13,460,873    12,630,234    12,509,283    12,318,117
         Non-taxable                             688,238       658,190       701,791       724,442       729,685

           Total commercial, financial
               and agricultural               14,453,983    14,119,063    13,332,025    13,233,725    13,047,802
     Real estate - construction and other      1,674,297     1,504,546     1,572,105     1,664,694     1,749,011
     Real estate - mortgage                    5,932,374     5,730,311     5,761,598     5,834,894     5,792,923
     Lease financing                           1,334,570       931,297       916,068       962,599       875,536
     Foreign                                     509,030       437,967       384,740       304,267       278,666

           Total commercial                   23,904,254    22,723,184    21,966,536    22,000,179    21,743,938

RETAIL
     Real estate - mortgage                   14,682,624    13,813,215    13,401,838    13,318,058    12,877,141
     Installment loans to individuals         13,588,066    12,715,803    11,690,649    11,891,999    11,924,617

           Total retail                       28,270,690    26,529,018    25,092,487    25,210,057    24,801,758

           Total loans                        52,174,944    49,252,202    47,059,023    47,210,236    46,545,696

UNEARNED INCOME
     Loans                                       142,587       136,352       133,735       129,830       139,298
     Lease financing                             399,323       190,355       192,864       204,229       181,454

           Total unearned income                 541,910       326,707       326,599       334,059       320,752

           Loans, net                       $ 51,633,034    48,925,495    46,732,424    46,876,177    46,224,944

ACQUIRED SOUTHEAST BANKS LOANS**
COMMERCIAL
     Commercial, financial and agricultural
         Taxable                            $    269,208       281,902       304,425       532,388       575,882
         Non-taxable                              34,385        43,406        47,879        52,977        56,709

           Total commercial, financial
              and agricultural                   303,593       325,308       352,304       585,365       632,591
    Real estate - construction and other          48,860        50,481        65,859        87,954        94,991
    Real estate - mortgage                       554,627       600,091       643,414       695,243       756,693
    Foreign                                        9,133         9,698         9,740         1,448         1,539

           Total commercial                      916,213       985,578     1,071,317     1,370,010     1,485,814

RETAIL
    Real estate - mortgage                       672,807       702,426       745,446       806,576       882,902
    Installment loans to individuals             302,677       336,485       374,447       911,395       992,447

           Total retail                          975,484     1,038,911     1,119,893     1,717,971     1,875,349

           Total loans                         1,891,697     2,024,489     2,191,210     3,087,981     3,361,163

UNEARNED INCOME                                      317           569         1,020         1,757         2,876

           Loans, net                       $  1,891,380     2,023,920     2,190,190     3,086,224     3,358,287

 *At September 30, 1994, $321,996,000 of securitized retail real estate mortgage loans had a market value of $328,474,000.
**For a five-year period that began September 19, 1991, the FDIC will reimburse
  First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.

TABLE 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS*


                                                                          1994                              1993
                                                          THIRD           Second       First          Fourth         Third
(In thousands)                                           QUARTER         Quarter      Quarter        Quarter        Quarter
ALLOWANCE FOR LOAN LOSSES
    Balance, beginning of quarter                      $ 1,007,839     1,014,001     1,020,191     1,029,162     1,036,539
    Provision for loan losses                               25,000        25,000        25,000        49,973        50,001
    Allowance of acquired loans                             18,615           609             -           252             -
    Loan losses, net                                       (47,156)      (31,771)      (31,190)      (59,196)      (57,378)

    Balance, end of quarter                            $ 1,004,298     1,007,839     1,014,001     1,020,191     1,029,162

      (as % of loans, net)                                    1.95%         2.06          2.17          2.18          2.23

      (as % of nonaccrual and restructured loans)              203%          192           168           147           112

      (as % of nonperforming assets)                           154%          152           127           111            85

LOAN LOSSES
    Commercial, financial and agricultural             $    20,898        16,373        14,176        34,894        32,585
    Real estate - construction and other                     2,974         1,711         2,942         4,727         3,360
    Real estate - mortgage                                  17,773         7,574         8,533        13,380        13,160
    Installment loans to individuals                        30,475        28,858        30,417        33,601        29,692

            Total                                           72,120        54,516        56,068        86,602        78,797

LOAN RECOVERIES
    Commercial, financial and agricultural                  12,965         8,388        15,836        12,590        10,168
    Real estate - construction and other                       424         1,095           431         2,220         1,196
    Real estate - mortgage                                   4,657         5,076         1,291         5,498         2,994
    Installment loans to individuals                         6,918         8,186         7,320         7,098         7,061

            Total                                           24,964        22,745        24,878        27,406        21,419

            Loan losses, net                           $    47,156        31,771        31,190        59,196        57,378

        (as % of average loans, net)**                         .38%          .27           .27           .51           .50

NONPERFORMING ASSETS
    Nonaccrual loans
       Commercial loans                                $   154,861       159,858       189,759       242,241       321,699
       Real estate loans                                   339,881       363,433       412,748       425,101       580,508

            Total nonaccrual loans                         494,742       523,291       602,507       667,342       902,207
    Restructured loans                                         674         2,730         2,742        26,544        18,617
    Foreclosed properties                                  158,234       136,408       191,153       222,503       288,818

            Total nonperforming assets                 $   653,650       662,429       796,402       916,389     1,209,642

        (as % of loans, net and foreclosed
          properties)                                         1.26%         1.35          1.70          1.95          2.60

Accruing loans past due 90 days                        $   115,903        85,948        80,479        71,307       108,138


 *Excluding Southeast Banks segregated assets.

**Annualized.

Table 11
INTANGIBLE ASSETS


                                                   1994                        1993
                                        Third      Second     First      Fourth       Third
(In thousands)                         Quarter    Quarter    Quarter    Quarter      Quarter
MORTGAGE SERVICING RIGHTS          $    89,666     79,826     82,102     87,350       94,432

CREDIT CARD PREMIUM                $    62,463     67,524     71,538     75,588       79,893

OTHER INTANGIBLE ASSETS
    Goodwill                       $   763,832    682,570    703,559    712,485      728,107
    Deposit base premium               319,522    224,918    240,935    255,359      268,527
    Other                                8,134      9,118      9,817     10,468       11,172

       Total                       $ 1,091,488    916,606    954,311    978,312    1,007,806

TABLE 12
SOUTHEAST BANKS SEGREGATED ASSETS


                                                                            1994                               1993
                                                            THIRD          Second        First          Fourth        Third
(In thousands)                                              QUARTER        Quarter      Quarter        Quarter       Quarter

SEGREGATED ASSETS                                          $ 235,668       299,943       338,237       380,515       424,586

ALLOWANCE FOR SEGREGATED ASSET LOSSES
    Balance, beginning of quarter                             29,590        31,308        33,313        36,280        39,092
    Transfer (to) from allowance for foreclosed
      properties                                                (302)           52          (295)          (20)          578
    Segregated asset losses, net                              (2,829)       (1,770)       (1,710)       (2,947)       (3,390)

    Balance, end of quarter                                   26,459        29,590        31,308        33,313        36,280

    Segregated assets, net                                 $ 209,209       270,353       306,929       347,202       388,306

SEGREGATED ASSET LOSSES
    Commercial, financial and agricultural                 $     448            33            36           346           417
    Real estate - construction and other                           -             3             4            36           103
    Real estate - mortgage                                     1,202           378           372           767         1,628
    Installment loans to individuals                           2,454         2,406         2,456         2,822         2,578

            Total                                              4,104         2,820         2,868         3,971         4,726

SEGREGATED ASSET RECOVERIES
     Commercial, financial and agricultural                      440           136           221           185           526
     Real estate - construction and other                          -             -             -             -             -
     Real estate - mortgage                                       82           164           174           166            97
     Installment loans to individuals                            753           750           763           673           713

            Total                                              1,275         1,050         1,158         1,024         1,336

            Segregated asset losses, net                   $   2,829         1,770         1,710         2,947         3,390

SEGREGATED ASSETS
     Nonaccrual loans
        Commercial loans                                   $  40,196        53,847        58,285        67,064        78,293
        Real estate loans                                    109,658       147,173       176,622       187,432       203,946

            Total nonaccrual loans                           149,854       201,020       234,907       254,496       282,239

     Foreclosed properties                                    85,814        98,923       103,330       126,019       142,347

            Total segregated assets                          235,668       299,943       338,237       380,515       424,586

     Less FDIC loss-sharing*                                (200,318)     (254,952)     (287,501)     (323,438)     (360,898)

            Total                                          $  35,350        44,991        50,736        57,077        63,688

     Accruing loans past due 90 days                       $  20,206        18,895        23,627        28,493        34,692

  *For a five-year period that began September 19, 1991, the FDIC will reimburse First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.

TABLE 13
ALLOWANCE FOR FORECLOSED PROPERTIES*


                                                                         1994                             1993
                                                            THIRD       Second        First       Fourth       Third
(In thousands)                                              QUARTER     Quarter      Quarter      Quarter     Quarter

Foreclosed properties                                     $ 197,261     177,274      239,037      278,694     361,739

Allowance for foreclosed properties, beginning of quarter    40,866      47,884       56,191       72,921      76,564
Provision for foreclosed properties                          (2,114)      1,910        2,794        4,666       2,982
Transfer from (to) allowance for segregated assets              302         (52)         295           20        (578)
Dispositions, net                                               (27)     (8,876)     (11,396)     (21,416)     (6,047)

Allowance for foreclosed properties, end of quarter          39,027      40,866       47,884       56,191      72,921

Foreclosed properties, net                                $ 158,234     136,408      191,153      222,503     288,818

* Excluding Southeast Banks segregated assets.

TABLE 14
DEPOSITS


                                                            1994                               1993
                                             THIRD         Second         First        Fourth         Third
(In thousands)                              QUARTER        Quarter       Quarter      Quarter        Quarter

CORE DEPOSITS
     Noninterest-bearing                  $ 10,295,616    10,207,807    10,428,019    10,861,207    10,245,808
     Savings and NOW accounts               12,677,630    12,085,198    12,132,581    12,010,636    11,230,863
     Money market accounts                  10,316,481    10,490,933    10,931,222    11,131,334    10,519,720
     Other consumer time                    17,361,310    16,486,243    16,536,800    16,897,062    18,035,692

       Total core deposits                  50,651,037    49,270,181    50,028,622    50,900,239    50,032,083

Foreign                                      1,328,032     2,852,926       574,868     1,240,448     1,139,335
Other time                                   1,707,982     1,649,153     1,484,301     1,601,724     1,763,996

       Total deposits                     $ 53,687,051    53,772,260    52,087,791    53,742,411    52,935,414




TABLE 15
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                                       September 30, 1994
                                                     Time              Other
(In thousands)                                   Certificates           Time

MATURITY OF
     3 months or less                            $ 1,850,268           78,505
     Over 3 months through 6 months                  675,528                -
     Over 6 months through 12 months                 768,885                -
     Over 12 months                                  904,488                -

         Total                                   $ 4,199,169           78,505

TABLE 16
LONG-TERM DEBT

                                                                              1994                             1993
                                                                 THIRD       Second        First        Fourth       Third
(In thousands)                                                  QUARTER      Quarter      Quarter       Quarter     Quarter
DEBENTURES AND NOTES
     7-1/2% debentures due 2002                              $    15,619       15,619       15,619       15,619       15,619
     Floating rate extendible notes due 2005                     100,000      100,000      100,000      100,000      100,000
     11% notes due 1996                                           18,360       18,360       18,360       18,360       18,360
     Floating rate notes due 1996                                150,000      150,000      150,000      150,000      150,000
     9-1/4% notes                                                      -            -            -            -      225,000
     5.95% notes due 1995                                        149,881      149,842      149,802      149,762      149,723
     6-3/4% notes due 1998                                       248,389      248,267      248,144      248,021      247,899
     Fixed rate medium-term senior notes, varying
       rates and terms to 1996                                    61,700       61,700       61,700       72,200       90,500
     Fixed rate medium-term subordinated notes,
       varying
       rates and terms to 2001                                    54,000       54,000       54,000       54,000       54,000
     Floating rate subordinated notes due 2003                   149,074      149,048      149,022      149,003      149,020
     11% subordinated and variable rate notes due
       1996                                                       17,954       17,954       17,954       17,954       17,954
     8-1/8% subordinated notes due 1996                          100,000      100,000      100,000      100,000      100,000
     9.45% subordinated notes due 1999                           250,000      250,000      250,000      250,000      250,000
     9.45% subordinated notes due 2001                           147,442      147,349      147,256      147,164      147,071
     8-1/8% subordinated notes due 2002                          248,424      248,373      248,322      248,271      248,220
     8% subordinated notes due 2002                              222,972      222,910      222,850      222,788      222,726
     7-1/4% subordinated notes due 2003                          148,694      148,655      148,707      148,671      148,651
     6-5/8% subordinated notes due 2005                          247,935      247,888      247,856      247,807      247,757
     6% subordinated notes due 2008                              196,974      196,920      197,160      197,115            -
     6-3/8% subordinated notes due 2009                          147,449      147,405      147,406            -            -
     8% subordinated notes due 2009                              148,535            -            -            -            -
Debentures and notes of subsidiaries
     9-7/8% subordinated capital notes due 1999                   74,370       74,334       74,301       74,267       74,232
     9-5/8% subordinated capital notes due 1999                   74,942       74,937       74,935       74,931       74,928
     10-1/2% collateralized mortgage obligations due
       1996                                                       65,927       69,950       74,008       72,115       70,271
     Debentures and notes with varying rates and
       terms to 2002                                               7,275        7,400        7,400        7,400        7,500

            Total                                              3,045,916    2,900,911    2,904,802    2,765,448    2,809,431

MORTGAGES AND OTHER DEBT
     Notes payable to FDIC due 1996                              171,614      193,258      214,682      260,846      291,163
     Advances from the Federal Home Loan Bank                      4,603        4,603        4,453        4,453        4,453
    Mortgage notes and other debt                                 41,814       24,623       25,401       25,575       26,309
     Capitalized leases                                            5,416        6,049        5,492        5,622        5,796

            Total long-term debt                             $ 3,269,363    3,129,444    3,154,830    3,061,944    3,137,152

TABLE 17
CHANGES IN STOCKHOLDERS' EQUITY

                                          Twelve
                                          Months                        1994                               1993
                                          Ended
                                       September 30,     THIRD         Second       First          Fourth         Third
(In thousands)                             1994         QUARTER        Quarter      Quarter        Quarter        Quarter

Balance, beginning of period            $ 5,056,518     5,388,581     5,276,060     5,207,625     5,056,518     4,866,617
Stockholders' equity of pooled banks
  not restated prior to 1994                 51,816           (16)       51,832             -             -             -
Net income                                  889,174       241,752       229,620       222,459       195,343       195,415
Purchase of Class A Series A
  preferred stock                                63             -            -             4            59             -
Purchase of common stock                   (180,386)      (82,392)      (51,525)      (46,061)         (408)       (1,660)
Common stock issued for stock
  options exercised                          56,775        21,430        29,060         2,082         4,203         9,864
Common stock issued through
  dividend reinvestment plan                 46,692         6,615         8,938         5,659        25,480        60,019
Issuance of common stock
  for acquisition                           161,079       161,079             -             -             -             -
Converted debentures                         19,760        19,760             -             -             -            95
Converted Class A Series A
  preferred stock                                (4)            -             -             -            (4)            -
Unrealized loss on debt  and
  equity securities                        (170,918)      (47,253)      (81,839)      (41,826)            -             -
Cash dividends paid
  Series 1990 preferred stock               (24,011)       (6,595)       (6,201)       (5,726)       (5,489)       (6,240)
  Common stock                             (283,927)      (80,330)      (67,364)      (68,156)      (68,077)      (67,592)

Balance, end of period                  $ 5,622,631     5,622,631     5,388,581     5,276,060     5,207,625     5,056,518

TABLE 18
CAPITAL RATIOS


                                                             1994                              1993
                                             THIRD          Second        First        Fourth         Third
(IN THOUSANDS)                              QUARTER        Quarter       Quarter       Quarter       Quarter

CONSOLIDATED CAPITAL RATIOS*
    QUALIFYING CAPITAL
       TIER 1 CAPITAL                    $  4,763,409     4,664,358     4,467,801     4,342,664     4,154,400
       TOTAL CAPITAL                        7,654,430     7,361,013     7,235,875     6,960,671     6,633,377

    ADJUSTED RISK-BASED ASSETS             53,904,132    50,155,408    47,746,123    47,529,159    48,145,379

    ADJUSTED LEVERAGE RATIO ASSETS       $ 70,315,199    69,971,938    68,023,421    70,785,664    69,899,151

    RATIOS
       TIER 1 CAPITAL                            8.84%         9.30          9.36          9.14          8.63
       TOTAL CAPITAL                            14.20         14.68         15.15         14.64         13.78
        LEVERAGE                                 6.77          6.67          6.57          6.13          5.94

    STOCKHOLDERS' EQUITY TO ASSETS
       QUARTER-END                               7.57          7.42          7.30          7.36          7.08
       AVERAGE                                   7.62%         7.39          7.60          7.10          6.92

BANK CAPITAL RATIOS
    TIER 1 CAPITAL
       FIRST UNION NATIONAL BANK OF
         NORTH CAROLINA                          7.14%         7.70          8.34          8.24          8.20
         SOUTH CAROLINA                          8.21          8.54          7.80          7.55          8.42
         GEORGIA                                 8.28          8.74          9.55          9.58          9.07
         FLORIDA                                 8.79          9.63          9.98          9.13          9.69
         WASHINGTON, D.C.                       17.31         16.30         19.07         14.23         15.04
         MARYLAND                               19.01         17.75         16.23         15.78         32.41
         TENNESSEE                              13.08         13.36         12.34         12.43         13.05
         VIRGINIA                               10.88         10.57         10.25         10.77         11.50
       FIRST UNION HOME EQUITY BANK              7.16             -             -             -             -


    TOTAL CAPITAL
       FIRST UNION NATIONAL BANK OF
         NORTH CAROLINA                          9.62         10.51         11.41         11.35         11.40
         SOUTH CAROLINA                         12.53         12.96         12.09         11.82         12.70
         GEORGIA                                11.22         11.70         12.60         12.62         12.10
         FLORIDA                                10.35         11.31         11.68         10.83         11.40
         WASHINGTON, D.C.                       18.60         17.60         20.36         15.52         16.32
         MARYLAND                               20.30         19.04         17.52         17.07         33.76
         TENNESSEE                              14.34         14.62         13.60         13.69         14.31
         VIRGINIA                               13.17         12.90         12.58         13.08         14.11
       FIRST UNION HOME EQUITY BANK             11.54             -             -             -             -


    LEVERAGE
       FIRST UNION NATIONAL BANK OF
         NORTH CAROLINA                          5.74          5.65          5.86          5.52          5.77
         SOUTH CAROLINA                          6.06          6.03          5.59          5.56          6.23
         GEORGIA                                 5.96          6.07          6.17          5.67          5.63
         FLORIDA                                 6.30          6.53          6.33          5.79          6.17
         WASHINGTON, D.C.                        7.88          7.11          7.05          6.06          7.40
         MARYLAND                               11.53         10.62          9.72          9.04         17.03
         TENNESSEE                               8.54          8.41          8.30          8.05          8.79
         VIRGINIA                                8.26          7.70          7.03          6.89          8.13
       FIRST UNION HOME EQUITY BANK              6.24%            -             -             -             -

*Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.

TABLE 19
INTEREST RATE GAP


                                                                         September 30, 1994
                                    Interest Sensitivity in Days                                           Non-Sensitive
                                                                                      One to    Two to     and Sensitive
(In thousands)                        1-90         91-180   181-365       Total       two years five years Over five years Total

EARNING ASSETS
Interest-bearing bank balances       $  632,106       -             100     632,206        -          -         -          632,206
Federal funds sold and securities
    purchased under resale
    agreements                        1,761,980       9,663           -   1,771,643        -          -         -        1,771,643
Trading account assets                1,303,453       -               -   1,303,453        -          -         -        1,303,453
Securities available for sale
       U.S. Government and other        559,925   1,412,633     523,548   2,496,106    987,114   3,835,054  1,171,203    8,489,477
Investment securities
       U.S. Government and other         81,736      72,948     136,074     290,758    258,201     688,792    700,086    1,937,837
       State, county and municipal        9,677      52,623     175,667     237,967    247,499      89,036    667,424    1,241,926
Loans*
    Commercial and commercial
       real estate                   19,011,085     240,288     280,394  19,531,767    515,784   1,301,886    657,020   22,006,457
    Residential mortgages             1,755,854   1,283,826   3,018,421   6,058,101  1,933,207   3,010,304  3,645,893   14,647,505
    Installment loans to individuals  6,690,282     384,210     673,171   7,747,663  1,201,307   2,411,227  2,174,598   13,534,795
    Lease financing                      32,514      33,897      68,098     134,509    109,740     170,901    520,097      935,247
    Foreign                             310,111     163,100      26,758     499,969        277       3,503      5,281      509,030

       Total earnings assets         32,148,723   3,653,188   4,902,231  40,704,142  5,253,129  11,510,703  9,541,602   67,009,576

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
    Savings and NOW accounts         12,677,630        -            -    12,677,630        -           -          -     12,677,630
    Money market accounts            10,316,481        -            -    10,316,481        -           -          -     10,316,481
    Other consumer time               4,846,737   3,583,872   3,918,292  12,348,901  2,189,938   2,730,316     92,155   17,361,310
    Foreign                           1,312,307      15,725         -     1,328,032        -           -          -      1,328,032
    Other time                        1,041,059     205,438     220,598   1,467,095    176,065      59,887      4,936    1,707,983
Short-term borrowings                 9,988,596         -           -     9,988,596        -           -          -      9,988,596
Long-term debt                          435,025      36,976     159,790     631,791     52,180     902,150  1,683,242    3,269,363

      Total interest-bearing
        liabilities                  40,617,835   3,842,011   4,298,680  48,758,526  2,418,183   3,692,353  1,780,333   56,649,395
OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS                         5,185,397   2,458,230    (623,077)  7,020,550 (3,143,700) (2,201,850)(1,675,000)         -
      Total interest-bearing
        liabilities and off-balance
        sheet financial instruments  45,803,232   6,300,241   3,675,603  55,779,076   (725,517)  1,490,503    105,333   56,649,395
Interest rate gap                  $(13,654,509) (2,647,053)  1,226,628 (15,074,934) 5,978,646  10,020,200

Cumulative gap                     $(13,654,509)(16,301,562)(15,074,934)(15,074,934)(9,096,288)    923,912

Ratio of cumulative gap to total
    earnings assets                      (20.38)%    (24.33)     (22.50)     (22.50)    (13.57)       1.38


 *Loans are stated net of unearned income. Since savings, NOW and money market accounts theoretically can be repriced at any time, all such balances have been included in 1-90 days. If these amounts were spread based upon expected repricing characteristics, or if they were treated as nonsensitive, as many in the industry do, the cumulative gap ratio would be significantly reduced. Accordingly, this interest rate gap table has inherent limitations on its ability to accurately portray interest rate sensitivity, and therefore, it is only provided in conjunction with common banking industry practice.

TABLE 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*


                                                    Weighted
                                                  Average Rate                Estimated
September 30, 1994                   Notional                           Maturity       Fair
(In thousands)                        Amount       Receive     Pay     In Years       Value           Comments

ASSET RATE CONVERSIONS
  Interest rate swaps(1)             $ 11,054,897    5.53%     5.22%    1.14
    Carrying amount                                                                $    26,152
    Unrealized gross gain                                                                7,964
    Unrealized gross loss                                                             (213,365)
        Total                                                                         (179,249)


  Forward interest rate swaps(2)       2,200,000     5.07         -     1.47
    Carrying amount                                                                         -
    Unrealized gross gain                                                                   -
    Unrealized gross loss                                                              (44,402)
        Total                                                                          (44,402)

  Other financial instruments(3)        850,000     4.22      4.22      1.69
    Carrying amount                                                                     (1,529)
    Unrealized gross gain                                                                1,962
    Unrealized gross loss                                                                 (433)
        Total                                                                               -

                                   $ 14,104,897     5.38%     5.15%     1.22       $  (223,651)

LIABILITY RATE CONVERSIONS
  Interest rate swaps(4)           $  2,318,173     7.25%     5.69%     7.46
    Carrying amount                                                                $    22,592
    Unrealized gross gain                                                                6,794
    Unrealized gross loss                                                             (133,134)
        Total                                                                         (103,748)

  Other financial instruments(5)        442,000     4.00         -      3.28
    Carrying amount                                                                      1,974
    Unrealized gross gain                                                                   -
    Unrealized gross loss                                                               (1,806)
        Total                                                                              168

  Total liability rate conversions $  2,760,173     7.05%     5.69%     6.79       $  (103,580)

BASIS PROTECTION
  Prime/federal funds caps(6)      $  5,000,000     4.63%     5.98%     1.87
    Carrying amount                                                                $     3,035
    Unrealized gross gain                                                                  926
    Unrealized gross loss                                                               (5,122)
        Total                                                                           (1,161)

  Total basis protection           $  5,000,000     4.63%     5.98%     1.87       $    (1,161)


(1)Converts floating rate assets to fixed rate. Adds to liability sensitivity. Similar characteristics to a fixed income security. Includes $3.6 billion of indexed amortizing swaps of which $1.5 billion to mature in December 1994 if 3 month LIBOR remains below 7 percent and $2.1 billion to mature within five years.

(2)Enables Corporation to, in effect, extend maturities by locking in yields for future periods; $2.0 billion effective December 1994; $200 million effective March 1995.

(3)Includes $800 million of interest rate floors, of which $400 million were purchased and offset by $400 million sold, locking in gains to be amortized over the remaining life of the contracts.

(4)Converts fixed rate long-term debt to floating rate by matching maturity of the swap to the debt issue. Maintains neutral rate sensitivity.

(5)Miscellaneous option-based products for liability management purposes include $35 million of written and purchased options on swaps, $257 million eurodollar caps and $150 million eurodollar floors.

(6)Simultaneous purchase and sale of caps ($2.5 billion each) to lock-in a 2.75 percent spread between prime and federal funds as protection against a narrowing in the spread in a rising interest rate environment. The locked spread occurs with prime rate greater than 6 percent and federal funds rate greater than 3.25 percent.




                                                   (Continued)

TABLE 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*


                                                          Weighted
                                                        Average Rate             Estimated
September 30, 1994                       Notional                          Maturity        Fair
(In thousands)                             Amount     Receive     Pay      In Years        Value       Comments

RATE SENSITIVITY HEDGES
  Put options on eurodollar futures(1) $ 1,500,000      -  %      6.50%    .21
    Carrying amount                                                                     $     94
    Unrealized gross gain                                                                    -
    Unrealized gross loss                                                                    (19)
        Total                                                                                 75

  Put options on forward swaps(2)        1,000,000      -         5.03     .22
    Carrying amount                                                                          981
    Unrealized gross gain                                                                 19,728
    Unrealized gross loss                                                                    -
        Total                                                                             20,709

  Long eurodollar
   futures(3)                          $    50,000     5.27%       -  %    .33
    Carrying amount                                                                     $    -
    Unrealized gross gain                                                                    -
    Unrealized gross loss                                                                   (109)
        Total                                                                               (109)

  Total rate sensitivity hedges        $ 2,550,000     5.27%      5.91%    .22         $ 20,675

ASSET HEDGE
  Short T-Bill futures(4)              $ 1,000,000      -  %      5.35%    .19
    Carrying amount                                                                     $    -
    Unrealized gross gain                                                                     63
    Unrealized gross loss                                                                    -
        Total                                                                                 63

  Total asset hedge                    $ 1,000,000      -  %      5.35%    .19         $     63

(1)Reduces liability sensitivity by paying a premium for the right to lock in the floating pay rate of the interest rate swaps in the fourth quarter of 1995. Beneficial in rising short-term rate environment.

(2)Paid a premium for the right to terminate $1.0 billion of forward interest rate swaps based on interest rates at settlement date. Reduces liability sensitivity.

(3)Locks in the rate on the future placement of 3 month eurodollar deposits.

(4)Converts the maturity of $1.0 billion U.S. Treasury bills in the available for sale portfolio from March 1995 to December
   1994.


*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

 Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.

 London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market based on quotations at five major banks.

 Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of September 30, 1994. Weighted average receive rates are fixed rates set at the time the contract was entered into.

 Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.

TABLE 21
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*


September 30, 1994                        1 Year          1 -5       5 -10        After 10
(In thousands)                            or Less         Years      Years         Years          Total

ASSET RATE CONVERSIONS
  Notional amount                       $ 7,336,347    6,768,550       -             -         14,104,897
  Weighted average receive rate                5.49%        5.26       -             -               5.38
  Estimated fair value                  $   (13,878)    (209,773)      -             -           (223,651)

LIABILITY RATE CONVERSIONS
  Notional amount                       $   583,173      492,000       925,000       760,000    2,760,173
  Weighted average receive rate                7.64%        7.68          6.96          6.43         7.05
  Estimated fair value                  $     2,360        1,543        (3,698)     (100,699)    (103,580)

BASIS PROTECTION
  Notional amount                       $     -       5,000,000          -             -        5,000,000
  Weighted average receive rate               -    %       4.63          -             -             4.63
  Estimated fair value                  $     -          (1,161)         -             -           (1,161)

RATE SENSITIVITY HEDGES
  Notional amount                       $  2,550,000       -             -             -        2,550,000
  Weighted average receive rate                 5.27%      -             -             -             5.27
  Estimated fair value                  $     20,675       -             -             -           20,675

ASSET HEDGE
  Notional amount                       $  1,000,000       -             -             -        1,000,000
  Weighted average receive rate                -    %      -             -             -             -
  Estimated fair value                  $         63       -             -             -               63

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

 Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table.

TABLE 22
OFF-BALANCE SHEET DERIVATIVES ACTIVITY*


                                                                                     Rate
                                  Asset Rate      Liability Rate       Basis      Sensitivity        Asset
(In thousands)                    Conversions     Conversions     Protection        Hedges           Hedge            Total

Balance, December 31, 1993       $ 16,079,540      3,241,173       6,000,000       23,493,000               -       48,813,713
Additions                                   -        305,000               -       16,726,643       6,500,000       23,531,643
Maturities/Amortizations           (1,974,643)      (786,000)              -      (32,169,643)     (2,000,000)     (36,930,286)
Terminations                                -              -      (1,000,000)      (5,500,000)     (3,500,000)     (10,000,000)

Balance, September 30, 1994      $ 14,104,897      2,760,173       5,000,000        2,550,000       1,000,000       25,415,070

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

                                                     THIRD QUARTER 1994                             SECOND QUARTER 1994
                                                          INTEREST      AVERAGE                         Interest     Average
                                             AVERAGE       INCOME/       RATES             Average       Income/      Rates
(In thousands)                              BALANCES       EXPENSE     EARNED/PAID        Balances       Expense    Earned/Paid

ASSETS
Interest-bearing bank balances            $   675,188         8,552        5.03 %       $  786,723          9,915      5.06 %
Federal funds sold and securities
    purchased under resale agreements       1,469,486        16,354        4.42          1,595,394         13,575      3.41
Trading account assets (a)                  1,062,744        15,641        5.84            904,729         14,010      6.21
Securities available for sale (a)           9,777,730       139,512        5.69         11,480,968        152,237      5.31
Investment securities (a)
    U.S. Government and other               1,715,051        32,076        7.48          1,575,796         27,310      6.93
    State, county and municipal             1,248,484        35,694       11.44          1,282,173         37,116     11.58

          Total investment securities       2,963,535        67,770        9.15          2,857,969         64,426      9.02
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                    14,001,417       291,147        8.25         13,375,599        281,454      8.44
        Real estate - construction and
           other                            1,588,419        33,731        8.42          1,515,456         28,710      7.60
        Real estate - mortgage              5,964,848       121,637        8.09          5,743,998        110,471      7.71
        Lease financing                       665,678        15,983        9.60            582,340         13,761      9.45
        Foreign                               434,532         5,844        5.34            424,662          4,739      4.48

          Total commercial                 22,654,894       468,342        8.20         21,642,055        439,135      8.14
    Retail
        Real estate-mortgage               14,239,519       260,489        7.32         13,600,744        247,665      7.28
        Installment loans to individuals   13,118,344       353,537       10.75         12,078,943        317,955     10.54

          Total retail                     27,357,863       614,026        8.96         25,679,687        565,620      8.82

          Total loans                      50,012,757     1,082,368        8.62         47,321,742      1,004,755      8.51

          Total earning assets             65,961,440     1,330,197        8.03         64,947,525      1,258,918      7.76

Cash and due from banks                     3,017,964                                    2,857,885
Other assets                                4,040,685                                    4,020,590

          Total assets                    $73,020,089                                 $ 71,826,000

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts               12,449,336        71,848        2.29         12,120,552         64,856      2.15
    Money market accounts                  10,483,003        65,849        2.49         10,791,758         62,199      2.31
    Other consumer time                    17,042,759       187,185        4.36         16,462,456        171,773      4.19
    Foreign                                 1,958,291        21,840        4.42          1,327,343         14,088      4.26
    Other time                              1,674,511        21,696        5.14          1,567,754         20,266      5.19

          Total interest-bearing deposits  43,607,900       368,418        3.35         42,269,863        333,182      3.16
Federal funds purchased and securities
    sold under repurchase agreements        6,970,468        78,962        4.49          7,511,271         77,201      4.12
Commercial paper                              998,167        11,115        4.42            702,645          7,089      4.05
Other short-term borrowings                 1,422,176        20,617        5.75          1,486,748         18,739      5.05
Long-term debt                              3,198,320        51,746        6.47          3,138,257         47,702      6.08
          Total interest-bearing
              liabilities                  56,197,031       530,858        3.75         55,108,784        483,913      3.52

Noninterest-bearing deposits                9,927,448                                   10,067,077
Other liabilities                           1,331,994                                    1,344,882
Stockholders' equity                        5,563,616                                    5,305,257
          Total liabilities and
             stockholders' equity         $73,020,089                                 $ 71,826,000

Interest income and rate earned                         $ 1,330,197      8.03 %                       $ 1,258,918    7.76 %
Interest expense and rate paid                              530,858      3.19                             483,913    2.98

Net interest income and margin                          $   799,339      4.84 %                       $   775,005    4.78 %


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent in 1994 and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent.



          FIRST QUARTER 1994                            FOURTH QUARTER 1993                           THIRD QUARTER 1993
               Interest      Average                         Interest     Average                         Interest       Average
   Average     Income/       Rates              Average       Income/      Rates              Average      Income/        Rates
  Balances     Expense     Earned/Paid         Balances       Expense    Earned/Paid          Balances     Expense     Earned/Paid

$   687,314       8,740      5.16%            $  677,135         5,313      3.11%          $   320,216          2,903      3.60%

    884,366       6,328      2.90                475,184         3,508      2.93               491,070          3,737      3.02
    928,576      11,190      4.89              1,988,989        19,843      3.96               674,439          8,259      4.86
 11,655,783     151,785      5.23              6,774,551        87,643      5.16             7,597,882         92,020      4.82

  1,221,890      19,574      6.41              6,166,830        88,791      5.76             6,829,166        104,859      6.14
  1,307,801      37,633     11.51              1,190,980        33,853     11.37             1,126,833         33,454     11.88

  2,529,691      57,207      9.04              7,357,810       122,644      6.67             7,955,999        138,313      6.95


 13,155,105     261,856      8.07             12,687,322       238,745      7.47            12,147,950        236,030      7.71

  1,605,390      27,712      7.00              2,051,496        32,918      6.37             2,085,368         32,207      6.13
  5,839,560     105,404      7.32              5,421,146       100,908      7.39             5,576,267        103,496      7.37
    577,342      13,243      9.17                589,613        14,601      9.91               504,764         13,259     10.51
    332,993       3,518      4.28                343,753         3,997      4.61               268,662          3,338      4.93

 21,510,390     411,733      7.76             21,093,330       391,169      7.36            20,583,011        388,330      7.49

 13,154,439     240,126      7.30             11,625,424       214,819      7.39            11,501,250        215,493      7.49
 11,557,358     299,303     10.41             13,502,979       351,735     10.39            13,443,492        350,209     10.39

 24,711,797     539,429      8.76             25,128,403       566,554      9.00            24,944,742        565,702      9.06

 46,222,187     951,162      8.29             46,221,733       957,723      8.25            45,527,753        954,032      8.35

 62,907,917   1,186,412      7.59             63,495,402     1,196,674      7.51            62,567,359      1,199,264      7.64

  3,038,166                                    3,748,206                                     3,359,195
  4,397,425                                    4,943,044                                     5,535,224

$70,343,508                                  $72,186,652                                  $ 71,461,778


 11,964,371      61,993      2.10             11,603,921        62,683      2.14            11,303,281         62,306      2.19
 10,906,396      59,622      2.22             10,933,617        63,140      2.29            10,566,722         60,390      2.27
 16,663,990     172,855      4.21             17,299,925       185,970      4.26            18,412,561        200,087      4.31
    834,297       7,569      3.68                702,989         5,975      3.37               581,585          4,968      3.39
  1,515,325      16,645      4.45              1,655,928        18,912      4.53             1,760,681         20,060      4.52

 41,884,379     318,684      3.09             42,196,380       336,680      3.17            42,624,830        347,811      3.24

  7,109,922      65,895      3.76              8,368,019        75,420      3.58             7,492,596         68,273      3.62
    321,628       2,277      2.87                319,744         1,725      2.14               297,781          1,774      2.36
  1,162,345      10,932      3.82                766,080         6,800      3.52             1,041,294         12,731      4.85
  3,148,942      38,215      4.85              3,225,556        42,769      5.30             3,082,522         39,902      5.18

 53,627,216     436,003      3.29             54,875,779       463,394      3.35            54,539,023        470,491      3.42

 10,072,065                                   10,609,800                                    10,067,212
  1,301,135                                    1,573,144                                     1,913,959
  5,343,092                                    5,127,929                                     4,941,584

$70,343,508                                 $ 72,186,652                                  $ 71,461,778

            $ 1,186,412     7.59%                        $  1,196,674      7.51%                        $  1,199,264      7.64%
                436,003     2.80                              463,394      2.90                              470,491      2.99

            $   750,409     4.79%                        $    733,280      4.61%                        $    728,773      4.65%

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income. Additionally, certain loan averages and related amounts for the first quarter of 1994 have been reclassified to conform with summary presentation for the second quarter of 1994.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

                                                         NINE MONTHS 1994                                  SIX MONTHS 1994
                                                             INTEREST     AVERAGE                             Interest    Average
                                               AVERAGE        INCOME/     RATES                 Average        Income/     Rates
(In thousands)                                BALANCES        EXPENSE    EARNED/PAID           Balances        Expense  Earned/Paid

ASSETS
Interest-bearing bank balances             $    716,364         27,208      5.08%            $   737,293         18,656      5.10%
Federal funds sold and securities
    purchased under resale agreements         1,318,559         36,256      3.68               1,241,844         19,902      3.23
Trading account assets (a)                      965,841         40,840      5.65                 916,586         25,200      5.54
Securities available for sale (a)            10,964,614        443,534      5.40              11,567,892        304,022      5.27
Investment securities (a)
    U.S. Government and other                 1,506,052         78,960      6.99               1,399,821         46,884      6.70
    State, county and municipal               1,279,269        110,443     11.51               1,294,916         74,749     11.54

           Total investment securities        2,785,321        189,403      9.07               2,694,737        121,633      9.03
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                      13,513,807        834,458      8.26              13,265,962        543,310      8.26
        Real estate - construction and
           other                              1,569,693         90,153      7.68               1,560,175         56,422      7.29
        Real estate - mortgage                5,849,927        337,512      7.71               5,791,515        215,875      7.51
        Lease financing                         608,777         42,987      9.41                 579,854         27,004      9.31
        Foreign                                 397,768         14,101      4.74                 379,081          8,257      4.39

           Total commercial                  21,939,972      1,319,211      8.04              21,576,587        850,868      7.95
    Retail
        Real estate-mortgage                 13,668,875        748,280      7.30              13,378,825        487,791      7.29
        Installment loans to individuals     12,257,266        970,795     10.57              11,819,591        617,258     10.48

           Total retail                      25,926,141      1,719,075      8.85              25,198,416      1,105,049      8.79

           Total loans                       47,866,113      3,038,286      8.48              46,775,003      1,955,917      8.40

           Total earning assets              64,616,812      3,775,527      7.80              63,933,355      2,445,330      7.68

Cash and due from banks                       2,971,264                                        2,947,527
Other assets                                  4,151,594                                        4,207,967

           Total assets                    $ 71,739,670                                     $ 71,088,849

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts                 12,179,863        198,697      2.18              12,042,894        126,849      2.12
    Money market accounts                    10,725,502        187,670      2.34              10,848,760        121,821      2.26
    Other consumer time                      16,724,456        531,813      4.25              16,562,666        344,628      4.20
    Foreign                                   1,377,427         43,497      4.22               1,082,182         21,657      4.04
    Other time                                1,586,446         58,607      4.94               1,541,684         36,911      4.83

           Total interest-bearing deposits   42,593,694      1,020,284      3.20              42,078,186        651,866      3.12
Federal funds purchased and securities
    sold under repurchase agreements          7,196,709        222,058      4.13               7,311,705        143,096      3.95
Commercial paper                                676,625         20,481      4.05                 513,189          9,366      3.68
Other short-term borrowings                   1,358,042         50,288      4.95               1,325,443         29,671      4.51
Long-term debt                                3,162,021        137,663      5.80               3,143,570         85,917      5.47
          Total interest-bearing
             liabilities                     54,987,091      1,450,774      3.53              54,372,093        919,916      3.41

Noninterest-bearing deposits                 10,021,667                                       10,069,557
Other liabilities                             1,326,116                                        1,323,129
Stockholders' equity                          5,404,796                                        5,324,070
         Total liabilities and
            stockholders' equity           $ 71,739,670                                     $ 71,088,849

Interest income and rate earned                            $ 3,775,527      7.80%                           $ 2,445,330      7.68%
Interest expense and rate paid                               1,450,774      3.00                                919,916      2.90

Net interest income and margin                             $ 2,324,753      4.80%                           $ 1,525,414      4.78%

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent in 1994 and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent.


                YEAR ENDED 1993                               NINE MONTHS 1993
                   Interest    Average                              Interest      Average
      Average      Income/      Rates             Average           Income/        Rates
     Balances      Expense    Earned/Paid        Balances           Expense     Earned/Paid
   $   520,591      21,321     4.10%          $    467,835         16,008            4.57%

       537,021      16,770     3.12                557,860         13,262            3.18
       913,864      40,846     4.47                551,551         21,003            5.09
     6,912,046     347,451     5.03              6,958,382        259,808            4.99

     6,313,607     395,637     6.27              6,363,071        306,846            6.43
     1,085,412     127,766    11.77              1,049,836         93,913           11.93

     7,399,019     523,403     7.07              7,412,907        400,759            7.21



    11,742,520     925,951     7.89             11,424,125        687,206            8.04

     2,083,646     124,689     5.98              2,094,481         91,771            5.86
     5,333,306     399,671     7.49              5,303,705        298,763            7.53
       531,539      55,193    10.38                511,968         40,592           10.57
       263,896      12,940     4.90                236,984          8,943            5.05

    19,954,907   1,518,444     7.61             19,571,263      1,127,275            7.70

    10,892,980     839,434     7.71             10,646,150        624,615            7.82
    12,783,523   1,349,431    10.56             12,541,068        997,696           10.62

    23,676,503   2,188,865     9.24             23,187,218      1,622,311            9.33

    43,631,410   3,707,309     8.50             42,758,481      2,749,586            8.59

    59,913,951   4,657,100     7.77             58,707,016      3,460,426            7.87

     3,340,993                                   3,203,764
     4,846,278                                   4,813,667

  $ 68,101,222                                $ 66,724,447




    10,567,006     232,231     2.20             10,217,570        169,547            2.22
    10,320,835     232,402     2.25             10,114,330        169,262            2.24
    17,594,023     761,623     4.33             17,693,132        575,653            4.35
       576,590      20,905     3.63                533,994         14,930            3.74
     1,650,325      76,097     4.61              1,648,437         57,186            4.64

    40,708,779   1,323,258     3.25             40,207,463        986,578            3.28

     7,214,686     267,751     3.71              6,826,017        192,328            3.77
       321,310       8,356     2.60                321,838          6,629            2.75
       799,077      31,245     3.91                810,196         24,450            4.03
     3,006,560     159,829     5.32              2,932,760        117,060            5.32

    52,050,412   1,790,439     3.44             51,098,274      1,327,045            3.47

     9,540,069                                   9,179,573
     1,671,344                                   1,704,437
     4,839,397                                   4,742,163

  $ 68,101,222                                $ 66,724,447

               $ 4,657,100     7.77%                          $ 3,460,426            7.87%
                 1,790,439     2.99                             1,327,045            3.02

               $ 2,866,661     4.78%                          $ 2,133,381            4.85%



   (b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                          1994                                   1993
                                                            Third          Second          First          Fourth        Third
(In thousands except per share data)                       Quarter         Quarter        Quarter        Quarter       Quarter
ASSETS
Cash and due from banks                                 $  3,212,888      2,809,958      3,054,037      3,351,963      2,790,443
Interest-bearing bank balances                               632,206      1,387,532        799,569        712,153        587,506
Federal funds sold and securities
  purchased under resale agreements                        1,771,643      1,909,486      1,438,561        351,754        319,012

             Total cash and cash equivalents               5,616,737      6,106,976      5,292,167      4,415,870      3,696,961

Trading account assets                                     1,303,453        933,011        820,876        652,470      2,286,061
Securities available for sale                              8,226,530      9,709,341     12,665,905     11,744,942      5,944,236
Investment securities                                      3,179,763      2,995,102      2,539,647      2,692,476      8,100,384
Loans, net of unearned income                             51,633,034     48,925,495     46,732,424     46,876,177     46,224,944
  Allowance for loan losses                               (1,004,298)    (1,007,839)    (1,014,001)    (1,020,191)    (1,029,162)

             Loans, net                                   50,628,736     47,917,656     45,718,423     45,855,986     45,195,782

Premises and equipment                                     1,617,933      1,518,171      1,535,383      1,524,855      1,490,690
Due from customers on acceptances                            133,928         94,535        220,698        246,095        150,448
Mortgage servicing rights                                     89,666         79,826         82,102         87,350         94,432
Credit card premium                                           62,463         67,524         71,538         75,588         79,893
Other intangible assets                                    1,091,488        916,606        954,311        978,312      1,007,806
Southeast segregated assets                                  209,209        270,353        306,929        347,202        388,306
Other assets                                               2,083,212      1,995,300      2,040,394      2,165,823      2,953,088

             Total assets                               $ 74,243,118     72,604,401     72,248,373     70,786,969     71,388,087

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                            10,295,616     10,207,807     10,428,019     10,861,207     10,245,808
  Interest-bearing deposits                               43,391,435     43,564,453     41,659,772     42,881,204     42,689,606

             Total deposits                               53,687,051     53,772,260     52,087,791     53,742,411     52,935,414
Short-term borrowings                                      9,988,596      8,959,378     10,058,342      7,254,178      8,210,812
Bank acceptances outstanding                                 133,928         94,535        220,698        246,095        150,448
Other liabilities                                          1,541,549      1,260,203      1,450,652      1,274,716      1,897,743
Long-term debt                                             3,269,363      3,129,444      3,154,830      3,061,944      3,137,152

             Total liabilities                            68,620,487     67,215,820     66,972,313     65,579,344     66,331,569

STOCKHOLDERS' EQUITY
Preferred stock
  Class A, authorized 40,000,000 shares
    Series A, 11% cumulative perpetual;
      $25.00 stated and liquidation value                          -              -              -              -              -
    Series A, $2.50 cumulative convertible;
      no-par value; $25.00 stated and
      liquidation value                                            -              -              -              -              -
    Series B, none issued                                          -              -              -              -              -
  Series 1990 cumulative perpetual
    adjustable rate, no par value;
    $5.00 liquidation value;
    authorized 10,000,000 shares                              31,592         31,592         31,592         31,592         31,592
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                              585,948        575,989        564,812        567,791        565,236
Paid-in capital                                            1,693,389      1,576,872      1,555,938      1,591,275      1,564,495
Retained earnings                                          3,482,620      3,327,793      3,165,544      3,016,967      2,895,195
Unrealized loss on debt and equity securities               (170,918)      (123,665)       (41,826)             -              -

             Total stockholders' equity                    5,622,631      5,388,581      5,276,060      5,207,625      5,056,518

             Total liabilities and
               stockholders' equity                     $ 74,243,118     72,604,401     72,248,373     70,786,969     71,388,087

MEMORANDA
Securities available for sale-amortized cost            $  8,489,477      9,907,974     12,731,630              -              -
Securities available for sale-market value                 8,226,530      9,709,341     12,665,905     11,884,385      6,024,087
Investment securities-market value                         3,269,641      3,104,804      2,696,736      2,931,139      8,414,741
Common stockholders' equity, net of unrealized loss
  on debt and equity securities                         $  5,509,508      5,228,205      5,033,846      4,923,584      4,772,478
Preferred shares outstanding                               6,318,350      6,318,350      6,318,350      6,318,350      6,318,350
Common shares outstanding                                175,784,527    172,796,786    169,443,814    170,337,619    169,573,982

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                        Three Months Ended             Nine Months Ended
                                                          September  30,                 September  30,

(In thousands except per share data)                 1994             1993           1994           1993
INTEREST INCOME
Interest and fees on loans                       $ 1,077,083         947,226      3,022,845       2,732,146
Interest and dividends on securities
   available for sale                                135,621          84,583        430,934         238,703
Interest and dividends on investment securities:
       Taxable income                                 31,478         103,721         76,939         303,294
       Non-taxable income                             23,490          21,778         72,441          61,787
Trading account interest                              14,799           7,678         38,568          19,611
Other interest income                                 24,906           6,640         63,464          29,270

            Total interest income                  1,307,377       1,171,626      3,705,191       3,384,811

INTEREST EXPENSE
Interest on deposits                                 368,418         347,811      1,020,284         986,578
Interest on short-term borrowings                    110,694          82,778        292,827         223,407
Interest on long-term debt                            51,746          39,902        137,663         117,060

            Total interest expense                   530,858         470,491      1,450,774       1,327,045

Net interest income                                  776,519         701,135      2,254,417       2,057,766
Provision for loan losses                             25,000          50,001         75,000         171,780
Net interest income after
   provision for loan losses                         751,519         651,134      2,179,417       1,885,986

NONINTEREST INCOME
Trading account profits                               10,906           5,814         28,476          21,594
Service charges on deposit accounts                  109,325         111,163        324,430         306,269
Mortgage banking income                               21,401          34,444         53,061         108,283
Capital management income                             63,469          50,283        164,798         152,492
Securities available for sale transactions            (2,946)          4,142         (1,581)         22,963
Investment security transactions                       2,286             815          3,595           4,386
Merchant discounts                                    16,257          13,600         45,901          41,247
Insurance commissions                                 12,506          11,138         33,201          33,051
Sundry income                                         69,395          61,556        205,184         184,423

             Total noninterest income                302,599         292,955        857,065         874,708

NONINTEREST EXPENSE
Personnel expense                                    326,062         301,124        948,420         842,364
Occupancy                                             58,854          62,085        176,122         165,716
Equipment rentals, depreciation
  and maintenance                                     55,987          49,994        165,127         137,614
Postage, printing and supplies                        24,501          23,636         73,693          65,659
FDIC insurance                                        29,321          30,715         89,415          87,631
Owned real estate expense                              8,785           5,049         18,989          25,381
Amortization                                          36,121          61,372        104,854         168,412
Sundry                                               142,588         130,413        396,660         340,948

             Total noninterest expense               682,219         664,388      1,973,280       1,833,725

Income before income taxes                           371,899         279,701      1,063,202         926,969
Income taxes                                         130,147          84,286        369,371         304,791

             Net income                              241,752         195,415        693,831         622,178
Dividends on preferred stock                           6,595           6,240         18,522          19,411
             Net income applicable to
                common stockholders              $   235,157         189,175        675,309         602,767

PER COMMON SHARE DATA
  Net income                                     $      1.35            1.12           3.94            3.61
  Cash dividends                                 $       .46             .40           1.26             1.1
Average common shares                            174,417,288     168,540,736    171,265,051     166,928,521

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                    Nine Months Ended
                                                                      September 30,

(In thousands)                                                   1994               1993

OPERATING ACTIVITIES
Net income                                                   $   693,831          622,178
Adjustments to reconcile net income to net cash provided
  (used)
  by operating activities
     Accretion and amortization of securities
       discounts and premiums, net                               (11,720)         (28,336)
     Provision for loan losses                                    75,000          171,780
     Provision for foreclosed properties                           2,590           19,064
     Gain on sale of mortgage servicing rights                         -             (724)
     Securities available for sale transactions                    1,581          (22,963)
     Investment security transactions                             (3,595)          (4,386)
     Depreciation and amortization                               234,263          279,839
     Trading account assets, net                                (650,983)      (2,116,793)
     Mortgage loans held for resale                              696,206            1,197
     Gain on sales of premises and equipment                       2,312            3,713
     Gain on sale of First  American segregated
       assets                                                    (59,007)               -
     Other assets, net                                           438,953          134,877
     Other liabilities, net                                      220,267         (182,618)

            Net cash provided (used) by
              operating activities                             1,639,698       (1,123,172)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of securities available for sale                   10,615,074       11,385,544
     Maturities of securities available for sale               2,277,201        2,019,254
     Purchases of securities available for sale               (9,372,162)     (11,885,704)
     Sales of investment securities                               38,953          231,188
     Maturities of investment securities                         408,004        1,555,763
     Purchases of investment securities                         (655,333)      (3,148,831)
     Origination of loans, net                                (4,514,323)         (95,094)
     Sales of premises and equipment                              56,646           33,159
     Purchases of premises and equipment                        (238,695)        (142,611)
     Sales of mortgage servicing rights                                -            1,051
     Purchases of mortgage servicing rights                       (7,063)          (8,473)
     Other intangible assets, net                                244,602            3,904
     Purchase of banking organizations, net of
       acquired cash equivalents                                 429,593           22,560

            Net cash used by investing
              activities                                        (717,503)         (28,290)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of deposits, net                                   (2,056,923)      (2,495,789)
     Securities sold under repurchase agreements
        and other short-term borrowings, net                   2,475,147        2,046,616
     Issuances of long-term debt                                 323,732          845,794
     Payments of long-term debt                                 (122,722)        (886,960)
     Sales of common stock                                        73,784          173,654
     Purchases of preferred stock                                      -             (193)
     Purchases of common stock                                  (179,974)          (3,443)
     Cash dividends paid                                        (234,372)        (195,179)

            Net cash provided (used) by
              financing activities                               278,672         (515,500)

            Increase (decrease) in cash and cash
              equivalents                                      1,200,867       (1,666,962)

            Cash and cash equivalents,
              beginning of period                              4,415,870        5,363,923

            Cash and cash equivalents, end of
              period                                         $ 5,616,737        3,696,961

NONCASH ITEMS
      Converted debentures                                        19,760                -
      Increase in foreclosed properties                      $    18,702           38,286
      Effect of an unrealized loss on debt and
        equity securities included in
           Securities available for sale                         262,949                -
           Other assets (deferred income taxes)              $    92,031                -